Exhibit 99.4
The following is an excerpt from the SB Holdings Form 10-K (included therein as Item 7)
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF SPECTRUM BRANDS HOLDINGS, INC.
Introduction
The following is management’s discussion of the financial results, liquidity and other key items related to our performance and should be read in conjunction with Item 6. Selected Financial Data and our Consolidated Financial Statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010. Certain prior year amounts have been reclassified to conform to the current year presentation. All references to Fiscal 2010, 2009 and 2008 refer to fiscal year periods ended September 30, 2010, 2009 and 2008, respectively.
Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings”), is a global branded consumer products company and was created in connection with the combination of Spectrum Brands, Inc. (“Spectrum Brands”), a global branded consumer products company and Russell Hobbs, Inc. (“Russell Hobbs”), a global branded small appliance company, to form a new combined company (the “Merger”). The Merger was consummated on June 16, 2010. As a result of the Merger, both Spectrum Brands and Russell Hobbs are wholly-owned subsidiaries of SB Holdings and Russell Hobbs is a wholly-owned subsidiary of Spectrum Brands. SB Holdings’ common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “SPB.”
In connection with the Merger, we refinanced Spectrum Brands’ existing senior debt (except for the 12% Notes, which remain outstanding) and a portion of Russell Hobbs’ existing senior debt through a combination of a new $750 million U.S. Dollar Term Loan due June 16, 2016, new $750 million 9.5% Senior Secured Notes maturing June 15, 2018 and a new $300 million ABL revolving facility due June 16, 2014.
As further described below, on February 3, 2009, we and our wholly owned United States (“U.S.”) subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code. Effective as of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization, we converted from a Wisconsin corporation to a Delaware corporation.
Unless the context indicates otherwise, the terms the “Company,” “Spectrum,” “we,” “our” or “us” are used to refer to SB Holdings and its subsidiaries subsequent to the Merger and Spectrum Brands prior to the Merger, as well as both before and on and after the Effective Date. The term “New Spectrum,” however, refers only to Spectrum Brands, Inc., our Delaware successor, and its subsidiaries after the Effective Date, and the term “Old Spectrum,” refers only to Spectrum Brands, our Wisconsin predecessor, and its subsidiaries prior to the Effective Date.
Business Overview
We are a global branded consumer products company with positions in seven major product categories: consumer batteries; pet supplies; home and garden control products; electric shaving and grooming; small appliances; electric personal care; and portable lighting.
We manage our business in four reportable segments: (i) Global Batteries & Personal Care, which consists of the Company’s worldwide battery, shaving and grooming, personal care and portable lighting business (“Global Batteries & Personal Care”); (ii) Global Pet Supplies, which consists of our worldwide pet supplies business (“Global Pet Supplies”); (iii) the Home and Garden Business, which consists of our home and garden control product offerings, including household insecticides, repellants and herbicides (the “Home and Garden Business”); and (iv) Small Appliances, which consists of small electrical appliances primarily in the kitchen and home product categories (“Small Appliances”).
We manufacture and market alkaline, zinc carbon and hearing aid batteries, herbicides, insecticides and repellants and specialty pet supplies. We design and market rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. With the addition of Russell Hobbs we design, market and distribute a broad range of branded small household appliances and personal care products. Our manufacturing and product development facilities are located in the United States, Europe, Latin America and Asia. Substantially all of our rechargeable batteries and chargers, shaving and grooming products, small household appliances, personal care products and portable lighting products are manufactured by third-party suppliers, primarily located in Asia.
We sell our products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers (“OEMs”) and enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-1, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

Global and geographic strategic initiatives and financial objectives are determined at the corporate level. Each business segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for sales and marketing initiatives and the financial results for all product lines within that business segment.
Our operating performance is influenced by a number of factors including: general economic conditions; foreign exchange fluctuations; trends in consumer markets; consumer confidence and preferences; our overall product line mix, including pricing and gross margin, which vary by product line and geographic market; pricing of certain raw materials and commodities; energy and fuel prices; and our general competitive position, especially as impacted by our competitors’ advertising and promotional activities and pricing strategies.
During the second quarter of Fiscal 2008, we determined that in view of the difficulty in predicting the timing or probability of a sale of the remaining U.S. portion of the Home and Garden Business, the requirements of Generally Accepted Accounting Principles (“GAAP”) necessary to classify the remaining U.S. portion of the Home and Garden Business as discontinued operations were no longer met and that it was appropriate to present the remaining U.S. portion of the Home and Garden Business as held and used in the Company’s continuing operations as of our second quarter of Fiscal 2008 and going forward. The presentation herein of the results of continuing operations includes the Home and Garden Business excluding the Canadian division, which was sold on November 1, 2007, for all periods presented.
In the third quarter of Fiscal 2008, we entered into a definitive agreement, subject to the consent of our lenders under our senior credit facilities, to sell the assets related to Global Pet Supplies. We were unable to obtain the consent of the lenders, and on July 13, 2008, we entered into a termination agreement regarding the agreement to sell the assets related to Global Pet Supplies. Pursuant to the termination agreement, as a condition to the termination, we paid the proposed buyer $3 million as a reimbursement of expenses.
In November 2008, our board of directors committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing products portion of the Home and Garden Business for Fiscal 2009. We believe the shutdown was consistent with what we have done in other areas of our business to eliminate unprofitable products from our portfolio. As of March 29, 2009, we completed the shutdown of the growing products portion of the Home and Garden Business. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 9, Discontinued Operations, to our Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on the disposal of the growing products portion of the Home and Garden Business.
On December 15, 2008, we were advised that our common stock would be suspended from trading on the NYSE prior to the opening of the market on December 22, 2008. We were advised that the decision to suspend our common stock was reached in view of the fact that we had recently fallen below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, the minimum threshold for listing on the NYSE. Our common stock was delisted from the NYSE effective January 23, 2009.
As a result of our Bankruptcy Filing, we were able to significantly reduce our indebtedness. As a result of the Merger, we were able to further reduce our outstanding debt leverage ratio. However, we continue to have a significant amount of indebtedness relative to our competitors and paying down outstanding indebtedness continues to be a priority for us. The Bankruptcy Filing is discussed in more detail under “Chapter 11 Proceedings.”
Chapter 11 Proceedings
As a result of its substantial leverage, the Company determined that, absent a financial restructuring, it would be unable to achieve future profitability or positive cash flows on a consolidated basis solely from cash generated from operating activities or to satisfy certain of its payment obligations as the same may become due and be at risk of not satisfying the leverage ratios to which it was subject under its then existing senior secured term loan facility, which ratios became more restrictive in future periods. Accordingly, on February 3, 2009, we announced that we had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of our then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce our outstanding debt. On the same day, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the Bankruptcy Court (the “Bankruptcy Filing”) and filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”) that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455 (the “Bankruptcy Cases”). The Bankruptcy Court entered a written order (the “Confirmation Order”) on July 15, 2009 confirming the Proposed Plan (as so confirmed, the “Plan”).
On the Effective Date the Plan became effective, and the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of Old Spectrum’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. Reorganized Spectrum Brands, Inc. filed a certificate of incorporation authorizing new shares of common stock. Pursuant to and in accordance with the Plan, on the Effective Date, reorganized Spectrum Brands, Inc. issued a total of 27,030,000 shares of common stock and approximately $218 million in aggregate principal amount of 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) to holders of allowed claims with respect to Old Spectrum’s 8 1/2% Senior Subordinated Notes due 2013 (the “8 1/2 Notes”), 7 3/8% Senior Subordinated Notes due 2015 (the “7 3/8 Notes”) and Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Variable Rate Notes”) (collectively, the “Senior Subordinated

Notes”). For a further discussion of the 12% Notes see “Debt Financing Activities—12% Notes.” Also on the Effective Date, reorganized Spectrum Brands, Inc. issued a total of 2,970,000 shares of common stock to supplemental and sub-supplemental debtor-in-possession credit facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility.
Accounting for Reorganization
Subsequent to the Petition Date, our financial statements are prepared in accordance with ASC Topic 852: “Reorganizations,” (“ASC 852”). ASC 852 does not change the application of GAAP in the preparation of our financial statements. However, ASC 852 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with ASC 852 we have done the following:
•	On our Consolidated Statements of Financial Position included in this Annual Report on Form 10-K, we have separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

•	On our Consolidated Statements of Operations included in this Annual Report on Form 10-K, we have distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business;

•	On our Consolidated Statements of Cash Flows included in this Annual Report on Form 10-K, we have separately disclosed Reorganization items expense (income), net;

•	Ceased accruing interest on the Senior Subordinated Notes; and
Fresh-Start Reporting
As required by ASC 852 we adopted fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code as of our monthly period ended August 30, 2009 as is reflected in this Annual Report on Form 10-K.
Since the reorganization value of the assets of Old Spectrum immediately before the date of confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims and the holders of Old Spectrum’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity the Company adopted fresh-start reporting as of the close of business on August 30, 2009 in accordance with ASC 852. The Consolidated Statement of Financial Position as of August 30, 2009 gives effect to allocations to the carrying value of assets or amounts and classifications of liabilities that were necessary when adopting fresh-start reporting.
We analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, through August 30, 2009, the fresh-start reporting date, and concluded that such transactions were not material individually or in the aggregate as they represented less than one-percent of the total Net sales for the entire fiscal year ended September 30, 2009. As such, we determined that August 30, 2009, would be an appropriate fresh-start reporting date to coincide with our normal financial period close for the month of August 2009. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of Old Spectrum prior to the adoption of fresh-start reporting for periods ended prior to August 30, 2009 are not comparable to those of New Spectrum.
Cost Reduction Initiatives
We continually seek to improve our operational efficiency, match our manufacturing capacity and product costs to market demand and better utilize our manufacturing resources. We have undertaken various initiatives to reduce manufacturing and operating costs.
Fiscal 2009. In connection with our announcement to reduce our headcount within each of our segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies segment, we implemented a number of cost reduction initiatives (the “Global Cost Reduction Initiatives”). These initiatives also included consultation, legal and accounting fees related to the evaluation of our capital structure.
Fiscal 2008. In connection with our decision to exit our zinc carbon and alkaline battery manufacturing and distribution facility in Ninghai, China, we undertook cost reduction initiatives (the “Ningbo Exit Plan”). These initiatives include fixed cost savings by integrating production equipment into our remaining production facilities and headcount reductions.
Fiscal 2007. In connection with our announcement that we would manage our business in three vertically integrated, product-focused reporting segments our costs related to research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, which had previously been included in our corporate reporting segment are now included in each of the operating segments on a direct as incurred basis. In connection with these changes we undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”), including a headcount reduction of approximately 200 employees.

We also implemented a series of initiatives within our Global Batteries & Personal Care business segment in Latin America to reduce operating costs (the “Latin America Initiatives”). These initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. As a result, we reduced headcount in Latin America by approximately 100 employees.
Fiscal 2006. As a result of our continued concern regarding the European economy and the continued shift by consumers from branded to private label alkaline batteries, we announced a series of initiatives in the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize our manufacturing structure (the “European Initiatives”). These initiatives include the reduction of certain operations at our Ellwangen, Germany packaging center and relocating those operations to our Dischingen, Germany battery plant, transferring private label battery production at our Dischingen, Germany battery plant to our manufacturing facility in China and restructuring the sales, marketing and support functions. As a result, we have reduced headcount in Europe by approximately 350 employees or 24%.
Meeting Consumer Needs through Technology and Development
We continue to focus our efforts on meeting consumer needs for our products through new product development and technology innovations. Research and development efforts associated with our electric shaving and grooming products allow us to deliver to the market unique cutting systems. Research and development efforts associated with our electric personal care products allow us to deliver to our customers products that save them time, provide salon alternatives and enhance their in-home personal care options. We are continuously pursuing new innovations for our shaving, grooming and hair care products including foil and rotary shaver improvements, trimmer enhancements and technologies that deliver skin and hair care benefits.
During Fiscal 2010, we launched our Rayovac Platinum Nickel Metal Hydride rechargeable batteries. These batteries are ready to use directly out of the package, and stay charged up to 3 times longer than other rechargeable batteries. We also introduced Instant Ocean aquatic food and chemical products and additional products under the Dingo and Nature’s Miracle brands.
During Fiscal 2009, we introduced the Roughneck Flex 360 flashlight. We also launched a long lasting zero-mercury hearing aid battery. This product provides the same long lasting performance as conventional hearing aid batteries, but with an environmentally friendly formula. During Fiscal 2009, we also introduced a line of Tetra marine aquatic products, new dog treat items and enhanced Nature’s Miracle Stain & Odor products.
During Fiscal 2008, we introduced longer lasting alkaline batteries in cell sizes AA and AAA. We also launched several new products targeted at specific niche markets such as Hot Shot Spider Trap, Cutter Mosquito Stakes, Spectracide Destroyer Wasp & Hornet and Spectracide Weed Stop. We also introduced a new line of men’s rotary shavers with “360° Flex & Pivot Technology.” The flex and pivot technology allows the cutting blades to follow the contour of a person’s face and neck. In addition, we added Teflon ® coated heads to our blades to reduce redness and irritation from shaving. We also introduced “The Short Cut Clipper.” The product is positioned as the world’s first clipper with exclusive curved cutting technology. We also launched “Shine Therapy,” a hair straightener with vitamin conditioning technology: Vitamin E, Avocado Oil and conditioners infused into the ceramic plates.
During Fiscal 2007, advancements in shaver blade coatings continued to be significant with further introductions of Titanium, Nano-Diamond, Nano-Silver and Tourmaline on a variety of products, which allowed us to continue to launch new products or product enhancements into the market place.
During Fiscal 2006, in the lawn and garden category, we introduced the only termite killing stakes product for the do-it-yourself market.
Competitive Landscape
We compete in seven major product categories: consumer batteries; pet supplies; home and garden control products; electric shaving and grooming; small appliances; electric personal care; and portable lighting.
The consumer battery product category consists of non-rechargeable alkaline or zinc carbon batteries in cell sizes of AA, AAA, C, D and 9-volt, and specialty batteries, which include rechargeable batteries, hearing aid batteries, photo batteries and watch/calculator batteries. Most consumer batteries are marketed under one of the following brands: Rayovac/VARTA, Duracell, Energizer or Panasonic. In addition, some retailers market private label batteries, particularly in Europe. The majority of consumers in North America and Europe purchase alkaline batteries. The Latin America market consists primarily of zinc carbon batteries but is gradually converting to higher-priced alkaline batteries as household disposable income grows.
We believe that we are the largest worldwide marketer of hearing aid batteries and that we continue to maintain a leading global market position. We believe that our close relationship with hearing aid manufacturers and other customers, as well as our product performance improvements and packaging innovations, position us for continued success in this category.
Our global pet supplies business comprises aquatics equipment (aquariums, filters, pumps, etc.), aquatics consumables (fish food, water treatments and conditioners, etc.) and specialty pet products for dogs, cats, birds and other small domestic animals. The pet supply market is extremely fragmented, with no competitor holding a market share greater than twenty percent. We believe that our brand positioning, including the leading global aquatics brand in Tetra, our diverse array of innovative and attractive products and our strong retail relationships and global infrastructure will allow us to remain competitive in this fast growing industry.
Products in our home and garden category are sold through the Home and Garden Business. The Home and Garden Business manufactures and markets outdoor and indoor insect control products, rodenticides, herbicides and plant foods. The Home and Garden Business operates in the U.S. market under the brand names Spectracide, Cutter and Garden Safe. The Home and Garden Business’ marketing position is primarily that of a value brand, enhanced and supported by innovative products and packaging to drive sales at the point of purchase. The Home and Garden Business’ primary competitors include The Scotts Miracle-Gro Company, Central Garden & Pet Company and S.C. Johnson & Son, Inc.
We also operate in the shaving and grooming and personal care product category, consisting of electric shavers and accessories, electric grooming products and hair care appliances. Electric shavers include men’s and women’s shavers (both rotary and foil design) and electric shaver accessories consisting of shaver replacement parts (primarily foils and cutters), pre-shave products and cleaning agents. Electric shavers are marketed primarily under one of the following global brands: Remington, Braun and Norelco. Electric grooming products include beard and mustache trimmers, nose and ear trimmers, body groomers and haircut kits and related accessories. Hair care appliances include hair dryers, straightening irons, styling irons and hair-setters. Europe and North America account for the majority of our worldwide product category sales. Our major competitors in the electric personal care product category are Conair Corporation, Wahl Clipper Corporation and Helen of Troy Limited.
Products in our small appliances category consist of small electrical appliances primarily in the kitchen and home product categories. Primary competitive brands in the small appliance category include Hamilton Beach, Procter Silex, Sunbeam, Mr. Coffee, Oster, General Electric, Rowenta, DeLonghi, Kitchen Aid, Cuisinart, Krups, Braun, Rival, Europro, Kenwood, Philips, Morphy Richards, Breville and Tefal.
The following factors contribute to our ability to succeed in these highly competitive product categories:
•	Strong Diversified Global Brand Portfolio. We have a global portfolio of well-recognized consumer product brands. We believe that the strength of our brands positions us to extend our product lines and provide our retail customers with strong sell-through to consumers.

•	Strong Global Retail Relationships. We have well-established business relationships with many of the top global retailers, distributors and wholesalers, which have assisted us in our efforts to expand our overall market penetration and promote sales.

•	Expansive Distribution Network. We distribute our products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and OEMs.

•	Innovative New Products, Packaging and Technologies. We have a long history of product and packaging innovations in each of our seven product categories and continually seek to introduce new products both as extensions of existing product lines and as new product categories.

•	Experienced Management Team. Our management team has substantial consumer products experience. On average, each senior manager has more than 20 years of experience at Spectrum, VARTA, Remington, Russell Hobbs or other branded consumer product companies such as Newell Rubbermaid, H.J. Heinz and Schering-Plough.
Seasonal Product Sales
On a consolidated basis our financial results are approximately equally weighted between quarters, however, sales of certain product categories tend to be seasonal. Sales in the consumer battery, electric shaving and grooming and electric personal care product categories, particularly in North America, tend to be concentrated in the December holiday season (Spectrum’s first fiscal quarter). Demand for pet supplies products remains fairly constant throughout the year. Demand for home and garden control products sold though the Home and Garden Business typically peaks during the first six months of the calendar year (Spectrum’s second and third fiscal quarters). Small Appliances peaks from July through December primarily due to the increased demand by customers in the late summer for “back-to-school” sales and in the fall for the holiday season.

The seasonality of our sales during the last three fiscal years is as follows:
Percentage of Annual Sales

	Fiscal Year Ended
	September 30,
Fiscal Quarter Ended	2010	2009	2008
December	23%	25%	24%
March	21%	23%	22%
June	25%	26%	26%
September	31%	26%	28%
Fiscal Year Ended September 30, 2010 Compared to Fiscal Year Ended September 30, 2009
Fiscal 2009, when referenced within this Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this Annual Report on Form 10-K, includes the combined results of Old Spectrum for the period from October 1, 2008 through August 30, 2009 and New Spectrum for the period from August 31, 2009 through September 30, 2009.
Highlights of Consolidated Operating Results
We have presented the growing products portion of the Home and Garden Business as discontinued operations. The board of directors of Old Spectrum committed to the shutdown of the growing products portion of the Home and Garden Business in November 2008 and the shutdown was completed during the second quarter of our Fiscal 2009. See Note 9, Discontinued Operations of Notes to Consolidated Financial Statements, included in this Annual Report on Form 10-K for additional information regarding the shutdown of the growing products portion of the Home and Garden Business. As a result, and unless specifically stated, all discussions regarding Fiscal 2010 and Fiscal 2009 only reflect results from our continuing operations.
Year over year historical comparisons are influenced by the acquisition of Russell Hobbs, which is included in our Fiscal 2010 Consolidated Financial Statements of Operations from June 16, 2010, the date of the Merger, through the end of the period. The results of Russell Hobbs are not included in our Fiscal 2009 Consolidated Financial Statements of Operations. See Note 16, Acquisition of Notes to Consolidated Financial Statements, included in this Annual Report on Form 10-K for supplemental pro forma information providing additional year over year comparisons of the impact of the acquisition.
Net Sales. Net sales for Fiscal 2010 increased to $2,567 million from $2,231 million in Fiscal 2009, a 15.1% increase. The following table details the principal components of the change in net sales from Fiscal 2009 to Fiscal 2010 (in millions):

Net Sales
Fiscal 2009 Net Sales	$2,231
Addition of small appliances	238
Increase in consumer battery sales	33
Increase in electric shaving and grooming product sales	27
Increase in home and garden control product sales	19
Increase in lighting product sales	6
Increase in electric personal care product sales	2
Decrease in pet supplies sales	(16)
Foreign currency impact, net	27

Fiscal 2010 Net Sales	$2,567

Consolidated net sales by product line for Fiscal 2010 and 2009 are as follows (in millions):

	Fiscal Year
	2010	2009
Product line net sales
Consumer batteries	$866	$819
Pet supplies	561	574
Home and garden control products	341	322
Electric shaving and grooming products	257	225
Small appliances	238	—
Electric personal care products	216	211
Portable lighting products	88	80

Total net sales to external customers	$2,567	$2,231

Global consumer battery sales during Fiscal 2010 increased $47 million, or 6%, compared to Fiscal 2009, primarily driven by favorable foreign exchange impacts of $15 million coupled with increased sales in North America and Latin America. The sales increase in North America was driven by increased volume with a major customer and the increased sales in Latin America were a result of increased specialty battery sales, driven by the successfully leveraging our value proposition, that is, products that work as well as or better than our competitors, at a lower price. These gains were partially offset by decreased consumer battery sales of $22 million in Europe, primarily due to our continued exit of low margin private label battery sales.
Pet product sales during Fiscal 2010 decreased $13 million, or 2%, compared to Fiscal 2009. The decrease of $13 million is attributable to decreased aquatics sales of $11 million and decreased specialty pet products of $6 million. These decreases were partially offset by favorable foreign exchange impacts of $3 million. The $11 million decrease in aquatic sales is due to decreases within the United States and Pacific Rim of $6 million and $5 million, respectively, as a result of reduction in demand in this product category due to the macroeconomic slowdown as we maintained our market share in the category. The $6 million decrease in companion animal sales is due to $9 million decline in the United States, primarily driven by a distribution loss of at a major retailer of certain dog shampoo products and the impact of a product recall, which was tempered by increases of $3 million in Europe.
Sales of home and garden control products during Fiscal 2010 versus Fiscal 2009 increased $19 million, or 6%. This increase is a result of additional sales to major customers that was driven by incentives to retailers and promotional campaigns during the year in both lawn and garden control products and household control products.
Electric shaving and grooming product sales during Fiscal 2010 increased $32 million, or 14%, compared to Fiscal 2009 primarily due to increased sales within Europe of $25 million coupled with favorable foreign exchange translation of $5 million. The increase in Europe sales is a result of new product launches, pricing and promotions.
Electric personal care product sales during Fiscal 2010 increased $5 million, or 2%, when compared to Fiscal 2009. The increase of $5 million during Fiscal 2010 was attributable to favorable foreign exchange impacts of $2 million coupled with modest sales increases within Latin America and North America of $3 million and $1 million, respectively. These sales increases were partially offset by modest declines in Europe of $2 million.
Sales of portable lighting products in Fiscal 2010 increased $8 million, or 10%, compared to Fiscal 2009 as a result of increases in North America of $3 million coupled with favorable foreign exchange translation of $2 million. Sales of portable lighting products also increased modestly in both Europe and Latin America.
Small appliances contributed $238 million or 9% of total net sales for Fiscal 2010. This represents sales related to Russell Hobbs from the date of the consummation of the merger, June 16, 2010 through the close of the Fiscal 2010.
Gross Profit. Gross profit for Fiscal 2010 was $921 million versus $816 million for Fiscal 2009. Our gross profit margin for Fiscal 2010 decreased to 35.9% from 36.6% in Fiscal 2009. The decrease in our gross profit margin is primarily a result of our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code. Upon the adoption of fresh-start reporting, in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” (“SFAS 141”), inventory balances were revalued at August 30, 2009 resulting in an increase in such inventory balances of $49 million. As a result of the inventory revaluation, we recognized $34 million in additional cost of goods sold during Fiscal 2010 compared to $15 million of additional cost of goods sold recognized in Fiscal 2009. The impact of the inventory revaluation was offset by lower Restructuring and related charges in Cost of goods sold during Fiscal 2010, which included $7 million of Restructuring and related charges whereas Fiscal 2009 included $13 million of Restructuring and related charges. The Restructuring and related charges incurred in Fiscal 2010 were primarily associated with cost reduction initiatives announced in 2009. The $13 million of Restructuring and related charges incurred in Fiscal 2009 primarily related to the shutdown of our Ningbo, China battery manufacturing facility. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.
Operating Expense. Operating expenses for Fiscal 2010 totaled $753 million versus $659 million for Fiscal 2009. The $94 million increase in operating expenses for Fiscal 2010 versus Fiscal 2009 was partially driven by $38 million of Acquisition and integration related charges as a result of our combination with Russell Hobbs pursuant to the Merger. During Fiscal 2010 we also incurred $36 million of selling expense and $16 million of general and administrative expense incurred by Russell Hobbs, which is included in the Small Appliances segment, subsequent to the acquisition on June 16, 2010. Also included in Operating expenses for Fiscal 2010 was additional depreciation and amortization as a result of the revaluation of our long lived assets in connection with our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code and unfavorable foreign exchange translation of $7 million. This increase was partially offset by the non-recurrence of the non-cash impairment charge to certain long lived intangible assets of $34 million in Fiscal 2009 and lower Restructuring and related charges of approximately $15 million as $17 million of such charges were incurred in Fiscal 2010 compared to $32 million in Fiscal 2009. See “ Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.
Adjusted EBITDA. Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a metric used by management and frequently used by the financial community. Adjusted EBITDA provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results.
Adjusted EBITDA, which includes the results of Russell Hobbs’ businesses as if it was combined with Spectrum for all periods presented (see reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA by segment below) was $432 million for Fiscal 2010 compared with $391 million for Fiscal 2009.
Operating Income. Operating income of approximately $169 million was recognized in Fiscal 2010 compared to Fiscal 2009 operating income of $157 million. The increase in operating income is attributable to Small Appliances income of $13 million, increased sales in our remaining segments and the non-reoccurrence of the previously discussed non-cash impairment charge of $34 million in Fiscal 2009. This was partially offset by $39 million Acquisition and integration related charges incurred in Fiscal 2010 related to the Merger.
Segment Results. As discussed above in Item 1, Business of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, we manage our business in four reportable segments: (i) Global Batteries & Personal Care, (ii) Global Pet Supplies; (iii) Home and Garden Business; and (iv) Small Appliances.
Operating segment profits do not include restructuring and related charges, acquisition and integration related charges, interest expense, interest income, impairment charges, reorganization items and income tax expense. Expenses associated with global operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain are included in the determination of operating segment profits. In addition, certain general and administrative expenses necessary to reflect the operating segments on a standalone basis have been included in the determination of operating segment profits. Corporate expenses include primarily general and administrative expenses associated with corporate overhead and global long-term incentive compensation plans.
All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are allocated to operating segments or corporate expense according to the function of each cost center. All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.
Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment. Financial information pertaining to our reportable segments is contained in Note 11, Segment Information, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K.
Below is a reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA by segment for Fiscal 2010 and Fiscal 2009:

	Fiscal 2010
	Global		Home and		Corporate /
	Batteries &	Global Pet	Garden	Small	Unallocated	Consolidated
	Personal Care	Supplies	Business	Appliances	Items(a)	SB Holdings
	(in millions)
Net Income (loss)	$137	$49	$40	$—	$(416)	$(190)
Loss from discontinued operations, net of tax	—	—	3	—	—	3
Income tax expense	—	—	—	—	63	63
Interest expense	—	—	—	—	195	195
Write-off unamortized discounts and financing fees(b)	—	—	—	—	82	82
Pre-acquisition earnings	—	—	—	66	—	66
Restructuring and related charges	4	7	8	—	5	24
Acquisition and integration related charges	—	—	—	15	24	39
Reorganization items	—	—	—	—	3	3
Accelerated depreciation and amortization(c)	—	—	(1)	—	(2)	(3)
Fresh-start inventory fair value adjustment	18	14	2	—	—	34
Russell Hobbs inventory fair value adjustment	—	—	—	3	—	3
Brazilian IPI credit/other	(5)	—	—	—	—	(5)

Adjusted EBIT	$154	$70	$52	$84	$(46)	$314
Depreciation and amortization	52	28	15	6	17	118
Adjusted EBITDA	$206	$98	$67	$90	$(29)	$432

	Fiscal 2009
	Global		Home and		Corporate /
	Batteries &	Global Pet	Garden	Small	Unallocated	Consolidated
	Personal Care	Supplies	Business	Appliances	Items(a)	SB Holdings
	(in millions)
Net Income (loss)	$126	$41	$(52)	$—	$828	$943
Loss from discontinued operations, net of tax	—	—	87	—	—	87
Income tax expense	—	—	—	—	74	74
Interest expense	—	—	—	—	190	190
Pre-acquisition earnings	—	—	—	81	—	81
Restructuring and related charges	21	6	6	—	13	46
Reorganization items	—	—	—	—	(1,139)	(1,139)
Intangibles impairment	15	19	—	—	—	34
Fresh-start inventory and other fair value adjustment	10	5	1	—	1	17
Accelerated depreciation and amortization(c)	(3)	—	(1)	—	—	(4)
Brazilian IPI credit/other	(5)	—	—	—	—	(5)

Adjusted EBIT	$164	$71	$41	$81	$(33)	$324
Depreciation and amortization	29	22	13	—	3	67
Adjusted EBITDA	$193	$93	$54	$81	$(30)	$391

(a)	It is our policy to record Income tax expense (benefit) and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b)	Adjustment reflects the following: (i) $61 million write-off of unamortized deferred financing fees and discounts associated with our restructured capital structure, refinanced on June 16, 2010; (ii) $4 million related to pre-payment premiums associated with the paydown of our old asset based revolving credit facility and supplemental loan extinguished on June 16, 2010; and (iii) $17 million related to the termination of interest swaps and commitment fees.

(c)	Adjustment reflects restricted stock amortization and accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add-back of depreciation and amortization.
Global Batteries & Personal Care

	2010	2009
	(in millions)
Net sales to external customers	$1,428	$1,335
Segment profit	$153	$165
Segment profit as a % of net sales	10.7%	12.4%
Segment Adjusted EBITDA	$206	$193
Assets as of September 30,	$1,629	$1,608

Segment net sales to external customers in Fiscal 2010 increased $93 million to $1,428 million from $1,335 million during Fiscal 2009, representing a 7% increase. Favorable foreign currency exchange translation impacted net sales in Fiscal 2010 by approximately $24 million in comparison to Fiscal 2009. Consumer battery sales for Fiscal 2010 increased to $866 million when compared to Fiscal 2009 sales of $819 million, primarily due to increased specialty battery sales of $26 million and increased alkaline battery sales of $6 million, coupled with favorable foreign exchange translation of $15 million. The $26 million increase in specialty battery sales is driven by growth in Latin America driven by the successfully leveraging our value proposition, that is, products that work as well as or better than our competitors, at a lower price. The $6 million increase in alkaline sales is driven by the increased sales in North America, attributable to an increase in market share, as consumers opt for our value proposition during the weakening economic conditions in the U.S, which was tempered by a decline in alkaline battery sales in Europe as we continued efforts to exit from unprofitable or marginally profitable private label battery sales, as well as certain second tier branded battery sales. We are continuing our efforts to promote profitable growth and therefore, expect to continue to exit certain low margin business as appropriate to create a more favorable mix of branded versus private label products. Net sales of electric shaving and grooming products in Fiscal 2010 increased by $32 million, a 14% increase, compare to Fiscal 2009. This increase was primarily due to an increase of $25 million in Europe, excluding foreign exchange translation, as a result of successful promotions and operational execution. Positive foreign exchange translation impacted net sales of electric shaving and grooming products in Fiscal 2010 by $5 million. Electric personal care sales increased by $5 million, an increase of 3%, over Fiscal 2009. Favorable foreign exchange translation impacted net sales by approximately $3 million. Excluding favorable foreign exchange, we experienced modest electric personal care product sales increases within all geographic regions. Net sales of portable lighting products for Fiscal 2010 increased to $88 million as compared to sales of $80 million for Fiscal 2009, an increase of 10%. The portable lighting product sales increase was primarily driven by favorable foreign exchange impact of $2 million, coupled with increased sales in North America of $3 million, driven by increased sales with a major customer as a result of new product introductions.
Segment profitability during Fiscal 2010 decreased to $153 million from $165 million in Fiscal 2009. Segment profitability as a percentage of net sales decreased to 10.7% in Fiscal 2010 compared to 12.4% in Fiscal 2009. The decrease in segment profitability during Fiscal 2010 was mainly attributable to a $19 million increase in cost of goods sold due to the revaluation of inventory coupled with approximately a $16 million increase in intangible asset amortization due to our adoption of fresh-start reporting upon our emergence from Chapter 11 of the Bankruptcy Code. Offsetting this decrease to segment profitability was higher sales, as discussed above, and savings from our restructuring and related initiatives announced in Fiscal 2009. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.
Segment Adjusted EBITDA in Fiscal 2010 was $206 million compared to $193 million in Fiscal 2009. The increase in Adjusted EBITDA is mainly driven by the efficient cost structure now in place from our cost reduction initiatives announced in Fiscal 2009 coupled with increases in market share in certain of our product categories.
Segment assets at September 30, 2010 increased to $1,629 million from $1,608 million at September 30, 2009. Goodwill and intangible assets, which are directly a result of the revaluation impacts of fresh-start reporting, at September 30, 2010 decreased to $881 million from $909 million at September 30, 2009. The decrease is mainly due to amortization of definite lived intangible assets of $18 million and foreign exchange impacts of $10 million.
Foreign Currency Translation—Venezuela Impacts
The Global Batteries & Personal Care segment does business in Venezuela through a Venezuelan subsidiary. At January 4, 2010, the beginning of our second quarter of Fiscal 2010, we determined that Venezuela meets the definition of a highly inflationary economy under GAAP. As a result, beginning January 4, 2010, the U.S. dollar is the functional currency for our Venezuelan subsidiary. Accordingly, going forward, currency remeasurement adjustments for this subsidiary’s financial statements and other transactional foreign exchange gains and losses are reflected in earnings. Through January 3, 2010, prior to being designated as highly inflationary, translation adjustments related to the Venezuelan subsidiary were reflected in Shareholders’ equity as a component of AOCI.
In addition, on January 8, 2010, the Venezuelan government announced its intention to devalue its currency, the Bolivar fuerte, relative to the U.S. dollar. The official exchange rate for imported goods classified as essential, such as food and medicine, changed from 2.15 to 2.6 to the U.S. dollar, while payments for other non-essential goods moved to an exchange rate of 4.3 to the U.S. dollar. Some of our imported products fall into the essential classification and qualify for the 2.6 rate; however, our overall results in Venezuela were reflected at the 4.3 rate expected to be applicable to dividend repatriations beginning in the second quarter of Fiscal 2010. As a result, we remeasured the local statement of financial position of our Venezuela entity during the second quarter of Fiscal 2010 to reflect the impact of the devaluation. Based on actual exchange activity, we determined on September 30, 2010 that the most likely method of exchanging its Bolivar fuertes for U.S. dollars will be to formally apply with the Venezuelan government to exchange through commercial banks at the SITME rate specified by the Central Bank of Venezuela. The SITME rate as of September 30, 2010 was quoted at 5.3 Bolivar fuerte per U.S. dollar. Therefore, we changed the rate used to remeasure Bolivar fuerte denominated transactions as of September 30, 2010 from the official non-essentials exchange rate to the 5.3 SITME rate in accordance with ASC 830, “Foreign Currency Matters” as it is the expected rate that exchanges of Bolivar fuerte to U.S. dollars will be settled. There is also an immaterial ongoing impact related to measuring our Venezuelan statement of operations at the new exchange rate of 5.3 to the U.S. dollar.
The designation of our Venezuela entity as a highly inflationary economy and the devaluation of the Bolivar fuerte resulted in a $1 million reduction to our operating income during Fiscal 2010. We also reported a foreign exchange loss in Other expense (income), net, of $10 million during Fiscal 2010.
Global Pet Supplies

	2010	2009
	(in millions)
Net sales to external customers	$561	$574
Segment profit	$56	$65
Segment profit as a % of net sales	9.9%	11.3%
Segment Adjusted EBITDA	$98	$93
Assets as of September 30,	$826	$867
Segment net sales to external customers in Fiscal 2010 decreased to $561 million from $574 million in Fiscal 2009, representing a decrease of $13 million or 2%. The $13 million decrease was attributable to lower aquatics sales of $11 million, lower specialty pet product sales of $6 million and favorable foreign exchange impacts of $3 million. The decrease in aquatics sales was primarily due to general softness in this category. The decrease in specialty pet product sales was driven by a distribution loss at a major retailer of certain dog shampoo products and the impact of a product recall.
Segment profitability in Fiscal 2010 decreased to $56 million from $65 million in Fiscal 2009. Segment profitability as a percentage of sales in Fiscal 2010 also decreased to 9.9% from 11.3% during Fiscal 2009. This decrease in segment profitability and profitability margin was primarily attributable to an increase in cost of goods sold due to the revaluation of inventory and the increase in intangible asset amortization in accordance with SFAS 141, as was required when we adopted fresh-start reporting upon our emergence from Chapter 11 of the Bankruptcy Code. The decrease in Fiscal 2010 segment profitability was tempered by improved pricing and lower manufacturing and operating costs as a result of our global cost reduction initiatives announced in Fiscal 2009. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.
Segment Adjusted EBITDA in Fiscal 2010 was $98 million compared to $93 million in Fiscal 2009. Despite decreased net sales during Fiscal 2010 of $13 million, our successful efforts to create a lower cost structure including the closure and consolidation of some of our pet facilities, and improved product mix, resulted in Adjusted EBITDA increase of $5 million. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements included in this Annual Report on Form 10-K, for further detail on our Fiscal 2009 initiatives.
Segment assets as of September 30, 2010 decreased to $826 million from $867 million at September 30, 2009. Goodwill and intangible assets, which are directly a result of the revaluation impacts of fresh-start reporting, decreased to $589 million at September 30, 2010 from $618 million at September 30, 2009. The decrease is mainly due to amortization of definite lived intangible assets of $15 million and foreign exchange impacts of $14 million.
Home and Garden Business

	2010	2009
	(in millions)
Net sales to external customers	$341	$322
Segment profit	$51	$42
Segment profit as a % of net sales	14.9%	13.0%
Segment Adjusted EBITDA	$67	$54
Assets as of September 30,	$494	$504
Segment net sales to external customers of home and garden control products during Fiscal 2010 versus Fiscal 2009 increased $19 million, or 6%, was driven by incentives to retailers and promotional campaigns during the year in both lawn and garden control products and household control products.

Segment profitability in Fiscal 2010 increased to $51 million compared to $42 million in Fiscal 2009. Segment profitability as a percentage of sales in Fiscal 2010 increased to 14.9% from 13.0% in Fiscal 2009. This increase in segment profitability was attributable to savings from our global cost reduction initiatives announced in Fiscal 2009. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges. The increase in profitability during Fiscal 2010 was tempered by a $2 million increase in cost of goods sold due to the revaluation of inventory and increased intangible asset amortization due to the revaluation of our customer relationships in accordance with SFAS 141 as was required when we adopted fresh-start reporting upon our emergence from Chapter 11 of the Bankruptcy Code.
Segment Adjusted EBITDA in Fiscal 2010 was $67 million compared to $54 million in Fiscal 2009. The increase in Adjusted EBITDA during Fiscal 2010 was mainly driven by expanded promotions at our top retailers and strong sales growth.
Segment assets as of September 30, 2010 decreased to $494 million from $504 million at September 30, 2009. Goodwill and intangible assets, which are directly a result of the revaluation impacts of fresh-start reporting, at September 30, 2010 decreased to $410 million from $419 million at September 30, 2009. The decrease of $9 million is driven by amortization associated with definite lived intangible assets.
Small Appliances

	2010	2009
	(in millions)
Net sales to external customers	$238	$—
Segment profit	$13	$—
Segment profit as a % of net sales	5.5%	—
Segment Adjusted EBITDA	$90	$81
Assets as of September 30,	$863	$—
Segment net sales to external customers in Fiscal 2010 were $238 million. This represents sales related to Russell Hobbs from the date of the consummation of the Merger, June 16, 2010, through the close of Fiscal 2010.
Segment profitability in Fiscal 2010 was $13 million, which includes an increase to Cost of goods sold as a result of the inventory write-up in conjunction with the Merger in accordance with ASC Topic 805: “Business Combinations,” (“ASC 805”). This represents segment profit from the operations of Russell Hobbs from the date of the consummation of the Merger, June 16, 2010 through the close of Fiscal 2010.
Segment Adjusted EBITDA in Fiscal 2010 was $90 million compared to $81 million in Fiscal 2009. The $9 million increase in Fiscal 2010 is mainly driven by Russell Hobbs’ voluntarily exiting certain non-profitable brands and stock keeping units and implementing cost reduction initiatives.
ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Accordingly, the Company performed a valuation of the assets and liabilities of Russell Hobbs at June 16, 2010. See Note 15, Acquisitions, of Notes to Consolidated Financial Statements, included in this Annual Report on Form 10-K for additional information regarding the assets acquired in the Merger. Segment assets at September 30, 2010 were $863 million. At September 30, 2010 goodwill and intangible assets recorded in connection with the Merger totaled $489 million.
Corporate Expense. Our corporate expense in Fiscal 2010 increased to $41 million from $34 million in Fiscal 2009. Our corporate expense as a percentage of consolidated net sales in Fiscal 2010 increased slightly to 1.6% from 1.5%. The increase is primarily due to stock compensation expense of $17 million in Fiscal 2010 compared to $3 million of stock compensation expense in Fiscal 2009.
Restructuring and Related Charges. See Note 14, Restructuring and Related Charges, of Notes to Consolidated Financial Statements, included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.

The following table summarizes all restructuring and related charges we incurred in Fiscal 2010 and Fiscal 2009 (in millions):

	2010	2009
Costs included in cost of goods sold:
Latin America Initiatives:
Termination benefits	$—	$0.2
Global Realignment Initiatives:
Termination benefits	0.2	0.3
Other associated costs	(0.1)	0.9
Ningbo Exit Plan:
Termination benefits	—	0.9
Other associated costs	2.1	8.6
Global Cost Reduction Initiatives:
Termination benefits	2.6	0.2
Other associated costs	2.3	2.3

Total included in cost of goods sold	$7.1	$13.4

Costs included in operating expenses:
United & Tetra integration:
Termination benefits	$—	$2.3
Other associated costs	—	0.3
European Initiatives:
Termination benefits	(0.1)	—
Global Realignment Initiatives:
Termination benefits	5.4	7.1
Other associated costs	(1.9)	3.5
Ningbo Exit Plan:
Other associated costs	—	1.3
Global Cost Reduction Initiatives:
Termination benefits	4.3	6.6
Other associated costs	9.3	11.3

Total included in operating expenses	$17.0	$32.4

Total restructuring and related charges	$24.1	$45.8

In Fiscal 2007, we began managing our business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care, Global Pet Supplies and the Home and Garden Business. As part of this realignment, our global operations organization, which had previously been included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. In connection with these changes we undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). We recorded approximately $4 million and $11 million of pretax restructuring and related charges during Fiscal 2010 and Fiscal 2009, respectively, in connection with the Global Realignment Initiatives. Costs associated with these initiatives, which are expected to be incurred through June 30, 2011, relate primarily to severance and are projected at approximately $89 million.
During Fiscal 2008, we implemented an initiative within the Global Batteries & Personal Care segment to reduce operating costs and rationalize our manufacturing structure. These initiatives, which are substantially complete, include the exit of our battery manufacturing facility in Ningbo Baowang China (“Ningbo”) (the “Ningbo Exit Plan”). We recorded approximately $2 million and $11 million of pretax restructuring and related charges during Fiscal 2010 and Fiscal 2009, respectively, in connection with the Ningbo Exit Plan. We have recorded pretax and restructuring and related charges of approximately $29 million since the inception of the Ningbo Exit Plan.
During Fiscal 2009, we implemented a series of initiatives within the Global Batteries & Personal Care segment and the Global Pet Supplies segment to reduce operating costs as well as evaluate our opportunities to improve our capital structure (the “Global Cost Reduction Initiatives”). These initiatives include headcount reductions within all our segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies segment. These initiatives also included consultation, legal and accounting fees related to the evaluation of our capital structure. We recorded $18 million and $20 million of pretax restructuring and related charges during Fiscal 2010 and Fiscal 2009, respectively, related to the Global Cost Reduction Initiatives. Costs associated with these initiatives, which are expected to be incurred through March 31, 2014, are projected at approximately $65 million.
Acquisition and integration related charges. Acquisition and integration related charges reflected in Operating expenses include, but are not limited to transaction costs such as banking, legal and accounting professional fees directly related to the acquisition, termination and related costs for transitional and certain other employees, integration related professional fees and other post business combination related expenses associated with the Merger of Russell Hobbs. We incurred $38 million of Acquisition and integration related charges during Fiscal 2010, which consisted of the following: (i) $25 million of legal and professional fees; (ii) $10 million of employee termination charges; and (iii) $4 million of integration costs.
Goodwill and Intangibles Impairment. ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal

2010 and 2009, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, we recorded a non-cash pretax impairment charge of $34 million in Fiscal 2009. The $34 million non-cash pretax impairment charge incurred in Fiscal 2009 reflects trade name intangible asset impairments of the following: $18 million related to Global Pet Supplies; $15 million related to the Global Batteries and Personal Care segment; and $1 million related to the Home and Garden Business. See Note 3(i), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on this impairment charge.
Interest Expense. Interest expense in Fiscal 2010 increased to $277 million from $190 million in Fiscal 2009. The increase was driven primarily by the following unusual items: (i) $55 million representing the write-off of the unamortized portion of discounts and premiums related to debt that was paid off in conjunction with our refinancing, a non-cash charge; (ii) $13 million related to bridge commitment fees while we were refinancing our debt; (iii) $7 million representing the write-off of the unamortized debt issuance costs related to debt that was paid off, a non-cash charge; (iv) $4 million related to a prepayment premium; and (v) $3 million related to the termination of a Euro-denominated interest rate swap.
Reorganization Items. During Fiscal 2010, we, in connection with our reorganization under Chapter 11 of the Bankruptcy Code, recorded Reorganization items expense (income), net of approximately $4 million, which primarily consisted of legal and professional fees. During Fiscal 2009 Old Spectrum recorded Reorganization items expense (income), net, which represents a gain of approximately $(1,143) million. Reorganization items expense (income), net included the following: (i) gain on cancellation of debt of $(147) million; (ii) gains in connection with fresh-start reporting adjustments of $(1,088) million; (iii) legal and professional fees of $75 million; (iv) write off deferred financing costs related to the Senior Subordinated Notes of $11 million; and (v) a provision for rejected leases of $6 million. During Fiscal 2009, New Spectrum recorded Reorganization items expense (income), net which represents expense of $4 million related to professional fees. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for more information related to our reorganization under Chapter 11 of the Bankruptcy Code.
Income Taxes. Our effective tax rate on income from continuing operations was approximately (50.9)% for Fiscal 2010. Our effective tax rate on losses from continuing operations is approximately 2.0% for Old Spectrum and (256)% for New Spectrum during Fiscal 2009. The primary drivers of the effective rate as compared to the U.S. statutory rate of 35% for Fiscal 2010 include tax expense recorded for an increase in the valuation allowance associated with our net U.S. deferred tax asset.
As of September 30, 2010, we have U.S. federal and state net operating loss carryforwards of approximately $1,087 million and $936 million, respectively. These net operating loss carryforwards expire through years ending in 2031, and we have foreign loss carryforwards of approximately $195 million, which will expire beginning in 2011. Certain of the foreign net operating losses have indefinite carryforward periods. We are subject to an annual limitation on the use of our U.S. net operating losses that arose prior to our emergence from bankruptcy. We have had multiple changes of ownership, as defined under Internal Revenue Code (“IRC”) Section 382, that subject our U.S. federal and state net operating losses and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of our stock (as defined for tax purposes) on the date of the ownership change, our net unrealized built in gain position on that date, the occurrence of realized built in gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes) if any. In addition, separate return year limitations apply to limit our utilization of the acquired Russell Hobbs U.S. federal and state net operating losses to future income of the Russell Hobbs subgroup. Based on these factors, we project that $296 million of the total U.S. federal and $463 million of the state net operating loss will expire unused. In addition, we project that $38 million of the total foreign net operating loss carryforwards will expire unused. We have provided a full valuation allowance against these deferred tax assets.
We recognized income tax expense of approximately $124 million related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the period from October 1, 2008 through August 30, 2009. This adjustment, net of a change in valuation allowance is embedded in Reorganization items expense (income), net. We have, in accordance with the IRC Section 108 reduced our net operating loss carryforwards for cancellation of debt income that arose from our emergence from Chapter 11 of the Bankruptcy Code under IRC Section 382 (1)(6).
The ultimate realization of our deferred tax assets depends on our ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. We establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact our ability to project future income. ASC Topic 740: “Income Taxes” (“ASC 740”) requires the establishment of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with ASC 740, we periodically assess the likelihood that our deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate.
Our total valuation allowance established for the tax benefit of deferred tax assets that may not be realized is approximately $331 million at September 30, 2010. Of this amount, approximately $300 million relates to U.S. net deferred tax assets and approximately $31 million relates to foreign net deferred tax assets. In connection with the Merger, we established an additional valuation allowance of approximately $104 million related to acquired net deferred tax assets as part of acquisition accounting. In 2009, Old Spectrum recorded a reduction in the valuation allowance against the U.S. net deferred tax asset exclusive of indefinite lived intangible assets primarily as a result of utilizing net operating losses to offset the gain on settlement of liabilities subject to compromise and the impact of the fresh start reporting adjustments. New Spectrum recorded a reduction in the domestic valuation allowance of $47 million as a reduction to goodwill as a result of New Spectrum income. Our total valuation allowance established for the tax benefit of deferred tax assets that may not be realized is approximately $133 million at September 30, 2009. Of this amount, approximately $109 million relates to U.S. net deferred tax assets and approximately $24 million relates to foreign net deferred tax assets. We recorded a non-cash deferred income tax charge of approximately $257 million related to a valuation allowance against U.S. net deferred tax assets during Fiscal 2008. Included in the total is a non-cash deferred income tax charge of approximately $4 million related to an increase in the valuation allowance against our net deferred tax assets in China in connection with the Ningbo Exit Plan. We also determined that a valuation allowance was no longer required in Brazil and thus recorded a $31 million benefit to reverse the valuation allowance previously established. Our total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, is approximately $496 million at September 30, 2008. Of this amount, approximately $468 million relates to U.S. net deferred tax assets and approximately $28 million relates to foreign net deferred tax assets.
ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2009 we recorded a non- cash pretax impairment charge of approximately $34 million. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of approximately $13 million. See “ Goodwill and Intangibles Impairment” above, as well as Note 3(c), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding these non-cash impairment charges.
In addition, our income tax provision for the year ended September 30, 2010 reflects the correction of a prior period error which increases our income tax provision by approximately $6 million.
ASC 740, which clarifies the accounting for uncertainty in tax positions, requires that we recognize in our financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. As a result, we recognized no cumulative effect adjustment at the time of adoption. As of September 30, 2010 and September 30, 2009, the total amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate in future periods was $13 million and $8 million, respectively. See Note 8, Income Taxes, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information.
Discontinued Operations. On November 5, 2008, the board of directors of Old Spectrum committed to the shutdown of the growing products portion of the Home and Garden Business, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business during Fiscal 2009. We believe the shutdown is consistent with what we have done in other areas of our business to eliminate unprofitable products from our portfolio. We completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on the disposal of the growing products portion of the Home and Garden Business. The following amounts related to the growing products portion of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2010 and Fiscal 2009, respectively (in millions):

	2010	2009
Net sales	$—	$31.3

Loss from discontinued operations before income taxes	$(2.5)	$(90.9)
Provision for income tax benefit	0.2	(4.5)

Loss from discontinued operations, net of tax	$(2.7)	$(86.4)

Fiscal Year Ended September 30, 2009 Compared to Fiscal Year Ended September 30, 2008
Fiscal 2009, when referenced within this Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this Annual Report on Form 10-K, includes the combined results of Old Spectrum for the period from October 1, 2008 through August 30, 2009 and New Spectrum for the period from August 31, 2009 through September 30, 2009.
Highlights of consolidated operating results
During Fiscal 2009 and Fiscal 2008, we have presented the growing products portion of the Home and Garden Business as discontinued operations. During Fiscal 2008 we have presented the Canadian division of the Home and Garden Business as discontinued operations. Our board of directors of Old Spectrum committed to the shutdown of the growing products portion of the Home and Garden Business in November 2008 and the shutdown was completed during the second quarter of our Fiscal 2009. The Canadian division of the Home and Garden Business was sold on November 1, 2007. See Note 9, Discontinued Operations of Notes to Consolidated Financial Statements, included in this Annual Report on Form 10-K for additional information regarding the shutdown of the growing products portion of the Home and Garden Business and the sale of the Canadian division of the Home and Garden Business. As a result, and unless specifically stated, all discussions regarding Fiscal 2009 and Fiscal 2008 only reflect results from our continuing operations.
Net Sales. Net sales for Fiscal 2009 decreased to $2,231 million from $2,427 million in Fiscal 2008, an 8.1% decrease. The following table details the principal components of the change in net sales from Fiscal 2008 to Fiscal 2009 (in millions):

Net Sales
Fiscal 2008 Net Sales	$2,427
Increase in electric personal care product sales	4
Decrease in consumer battery sales	(27)
Decrease in pet supplies sales	(14)
Decrease in lighting product sales	(14)
Decrease in home and garden product sales	(13)
Decrease in electric shaving and grooming product sales	(3)
Foreign currency impact, net	(129)

Fiscal 2009 Net Sales	$2,231

Consolidated net sales by product line for Fiscal 2009 and 2008 are as follows (in millions):

	Fiscal Year
	2009	2008
Product line net sales
Consumer batteries	$819	$916
Pet supplies	574	599
Home and garden control products	322	334
Electric shaving and grooming products	225	247
Electric personal care products	211	231
Portable lighting products	80	100

Total net sales to external customers	$2,231	$2,427

Global consumer battery sales during Fiscal 2009 decreased $97 million, or 11%, compared to Fiscal 2008, primarily driven by unfavorable foreign exchange impacts of $70 million coupled with decreased consumer battery sales of $50 million and $15 million in Latin America and Europe, respectively. These declines were partially offset by increased consumer battery sales, mainly alkaline batteries, in North America of $38 million. The alkaline battery sales increase in North America is mainly due to higher volume at a major customer coupled with new distribution. The decreased consumer battery sales in Latin America continues to be a result of a slowdown in economic conditions in all countries and inventory de-stocking at retailers mainly in Brazil. Zinc carbon batteries decreased $35 million while alkaline battery sales are down $15 million in Latin America. The decreased consumer battery sales within Europe are primarily attributable to the decline in alkaline battery sales due to a slowdown in economic conditions and our continued efforts to exit unprofitable or marginally profitable private label battery sales.
Pet supplies product sales during Fiscal 2009 decreased $25 million, or 4%, compared to Fiscal 2008. The decrease of $25 million is primarily attributable to decreased aquatics sales of $27 million coupled with unfavorable foreign exchange impacts of $11 million. These decreases were partially offset by increases of $13 million within specialty pet products. The decrease in aquatics sales of $27 million during Fiscal 2009 was attributable to declines in the U.S., Europe and Pacific Rim of $14 million, $10 million and $3 million, respectively. The declines in the U.S. were a result of decreased sales of large equipment, such as aquariums, driven by softness in this product category due to the macroeconomic slowdown as we maintained our market share in the category. The declines in Europe were due to inventory de-stocking at retailers and weak filtration product sales, both a result of the slowdown in economic conditions. The declines the Pacific Rim were also a result of the slowdown in economic conditions. The increase of $13 million in specialty pet products is a result of increased sales of our Dingo brand dog treats coupled with price increases on select products, primarily in the U.S.

Sales of home and garden control products during Fiscal 2009 versus Fiscal 2008 decreased $12 million, or 4%, primarily due to our retail customers managing their inventory levels to unprecedented low levels, combined with such retailers ending their outdoor lawn and garden control season six weeks early as compared to prior year seasons and our decision to exit certain unprofitable or marginally profitable products. This decrease in sales within lawn and garden control products was partially offset by increased sales of household insect control products.
Electric shaving and grooming product sales during Fiscal 2009 decreased $22 million, or 9%, compared to Fiscal 2008 primarily due to unfavorable foreign exchange translation of $19 million. The decline of $3 million, excluding unfavorable foreign exchange, was due to a $7 million decrease of sales within North America, which was partially offset by slight increases within Europe and Latin America of $3 million and $1 million, respectively. The decreased sales of electric shaving and grooming products within North America were a result of delayed inventory stocking at certain of our major customers for the 2009 holiday season which in turn resulted in a delay of our product shipments that historically would have been recorded during the fourth quarter of our fiscal year. We anticipate the first quarter sales of Fiscal 2010 to be positively impacted versus our historical results due to this delay. The increases within Europe and Latin America were driven by new product launches, pricing and promotions.
Electric personal care product sales during Fiscal 2009 decreased $20 million, or 9%, when compared to Fiscal 2008. The decrease of $20 million during Fiscal 2009 was attributable to unfavorable foreign exchange impacts of $24 million and declines in North America of $7 million. These decreases were partially offset by increases within Europe and Latin America of $8 million and $3 million, respectively. Similar to our electric shaving and grooming products sales, the decreased sales of electric personal care products within North America was a result of delayed holiday inventory stocking by our customers which in turn resulted in a delay of our product shipments that historically would have been recorded during the fourth quarter of our fiscal year. We expect the first quarter sales of Fiscal 2010 to be positively impacted versus our historical results due to this delay. The increased sales within Europe and Latin America were a result of successful product launches, mainly in women’s hair care.
Sales of portable lighting products in Fiscal 2009 decreased $20 million, or 20%, compared to Fiscal 2008 as a result of unfavorable foreign exchange impacts of $5 million coupled with declines in North America, Latin America and Europe of $9 million, $3 million and $1 million, respectively. The decreases across all regions are a result of the slowdown in economic conditions and decreased market demand.
Gross Profit. Gross profit for Fiscal 2009 was $817 million versus $920 million for Fiscal 2008. Our gross profit margin for Fiscal 2009 decreased slightly to 36.6% from 37.9% in Fiscal 2008. Gross profit was lower in Fiscal 2009 due to unfavorable foreign exchange impacts of $58 million. As a result of our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with SFAS No. 141, “Business Combinations,” (“SFAS 141”), inventory balances were revalued as of August 30, 2009 resulting in an increase in such inventory balances of $49 million. As a result of the inventory revaluation, New Spectrum recognized $16 million in additional cost of goods sold in Fiscal 2009. The remaining $33 million of the inventory revaluation was recorded during the first quarter of Fiscal 2010. These inventory revaluation adjustments are non-cash charges. In addition, in connection with our adoption of fresh-start reporting, and in accordance with ASC 852, we revalued our property, plant and equipment as of August 30, 2009 which resulted in an increase to such assets of $34 million. As a result of the revaluation of property, plant and equipment, during Fiscal 2009 we incurred an additional $2 million of depreciation charges within cost of goods sold. We anticipate higher cost of goods sold in future years as a result of the revaluation of our property, plant and equipment. Furthermore, as a result of emergence from Chapter 11 of the Bankruptcy Code, we anticipate lower interest costs in future years which should enable us to invest more in capital expenditures into our business and, as a result, such higher future capital spending would also increase our depreciation expense in future years. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for more information related to our reorganization under Chapter 11 of the Bankruptcy Code and fresh-start reporting. Offsetting the unfavorable impacts to our gross margin, we incurred $13 million of Restructuring and related charges, within Costs of goods sold, during Fiscal 2009, compared to $16 million in Fiscal 2008. The $13 million in Fiscal 2009 primarily related to the 2009 Cost Reduction Initiatives and the Ningbo Exit Plan, while the Fiscal 2008 charges were primarily related to the Ningbo Exit Plan. See “Restructuring and Related Charges” below, as well as Note 15, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.
Operating Expense. Operating expenses for Fiscal 2009 totaled $659 million versus $1,605 million for Fiscal 2008. This $946 million decrease in operating expenses for Fiscal 2009 versus Fiscal 2008 was primarily driven by lower impairment charges recorded in Fiscal 2009 versus Fiscal 2008. During Fiscal 2009 we recorded non-cash impairment charges of $34 million versus $861 million of non-cash impairment charges recorded in Fiscal 2008. The Fiscal 2009 impairment charges related to the write down of the carrying value of indefinite-lived intangible assets to fair value while the Fiscal 2008 impairment charges related to the write down of the carrying value of goodwill and indefinite-lived intangible assets to fair value. These impairment charges were recorded in accordance with both ASC Topic 350: “Intangibles-Goodwill and Other,” (“ASC 350”) and ASC Topic 360: “Property, Plant and Equipment,” (“ASC 360”). See “ Goodwill and Intangibles Impairment” below, as well as Note 3(c), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding these non-cash impairment charges. The decrease in operating expenses in Fiscal 2009 versus Fiscal 2008 is also attributable to the positive impact related to foreign exchange of $37 million in Fiscal 2009 coupled with the non-recurrence of a charge in Fiscal 2008 of $18 million associated with the depreciation and amortization related to the assets of the Home and Garden Business incurred as a result of our reclassification of the Home and Garden Business from discontinued operations to continuing. See “ Introduction” above and “ Segment Results—Home and Garden” below, as well as Note 1, Description of Business, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding the reclassification of the Home and Garden Business. Tempering the decrease in operating expenses from Fiscal 2008 to Fiscal 2009 was an increase in restructuring and related charges. Restructuring and related charges included in operating expenses were $32 million in Fiscal 2009 and $23 million in Fiscal 2008. The Fiscal 2009 Restructuring and related charges are primarily attributable to the 2009 Cost Reduction Initiatives, while the Fiscal 2008 charges are primarily attributable to various cost reduction initiatives in connection with our global realignment announced in January 2007. See “ Restructuring and Related Charges” below, as well as Note 15, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.
Operating Income (Loss). Operating income of approximately $157 million was recognized in Fiscal 2009 compared to an operating loss in Fiscal 2008 of $685 million. The change in operating income (loss) is directly attributable to the impact of the previously discussed non-cash impairment charge of $34 million in Fiscal 2009 compared to the non-cash impairment charge of $861 million during Fiscal 2008.
Segment Results. Operating segment profits do not include restructuring and related charges, interest expense, interest income, impairment charges, reorganization items and income tax expense. Expenses associated with global operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain are included in the determination of operating segment profits. In addition, certain general and administrative expenses necessary to reflect the operating segments on a standalone basis have been included in the determination of operating segment profits. Corporate expenses include primarily general and administrative expenses associated with corporate overhead and global long-term incentive compensation plans.
All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are allocated to operating segments or corporate expense according to the function of each cost center. All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.
Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment. Financial information pertaining to our reportable segments is contained in Note 12, Segment Information, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K.
Global Batteries & Personal Care

	2009	2008
	(in millions)
Net sales to external customers	$1,335	$1,494
Segment profit	$165	$163
Segment profit as a % of net sales	12.4%	10.9%
Assets as of September 30,	$1,608	$1,183
Segment net sales to external customers in Fiscal 2009 decreased $159 million to $1,335 million from $1,494 million during Fiscal 2008, representing an 11% decrease. Unfavorable foreign currency exchange translation impacted net sales in Fiscal 2009 by approximately $118 million in comparison to Fiscal 2008. Consumer battery sales for Fiscal 2009 decreased to $819 million when compared to Fiscal 2008 sales of $916 million, principally due to a negative foreign currency impact of $70 million coupled with a decline in zinc carbon battery sales of $32 million. The $32 million decrease in zinc carbon batteries is primarily concentrated in Latin America, as Latin American sales were down $35 million in Fiscal 2009 compared to Fiscal 2008 as a result of a slowdown in economic conditions and inventory de-stocking at retailers mainly in Brazil. Excluding the impact of foreign currency exchange translation, sales of alkaline batteries increased $5 million as we experienced gains in North America of $37 million, which were offset by declines within Europe and Latin America of $17 million and $15 million, respectively. The increased alkaline battery sales in North America were driven by an increase in market share, as consumers opt for our value proposition during the weakening economic conditions in the U.S. The decreased alkaline battery sales in Europe were the result of our continued efforts to exit from unprofitable or marginally profitable private label battery sales, as well as certain second tier branded battery sales. We are continuing our efforts to promote profitable growth and therefore, expect to continue to exit certain low margin business as appropriate to create a more favorable mix of branded versus private label products. The decrease in Latin American alkaline battery sales was again due to the slowdown in economic activity coupled with inventory de-stocking at retailers mainly in Brazil. Net sales of electric shaving and grooming products in Fiscal 2009 decreased by $21 million, or 8%, primarily as a result of negative foreign exchange impacts of $19 and declines in North America of $7 million. These declines were partially offset by increases within Europe and Latin America of $3 million and $2 million, respectively. The declines within North America are primarily attributable to delayed inventory stocking at certain of our major customers for the 2009 holiday season which in turn resulted in a delay of our product shipments that historically would have been recorded during the fourth quarter of our fiscal year. The slight increases in Europe and Latin America are a result of successful new product launches. Electric personal care sales decreased by $20 million, a decrease of 9% over Fiscal 2008. Unfavorable foreign exchange translation impacted net sales by approximately $24 million. Excluding unfavorable foreign exchange, we experienced an increase of $4 million within electric personal care products. Europe and Latin America increased $8 million and $3 million, respectively, while North American electric personal care product sales decreased $8 million. Similar to our electric shaving and grooming products sales, the decreased sales of electric personal care products within North America was a result of delayed holiday inventory stocking at certain of our customers which in turn has resulted in a delay of our product shipments that historically would have been recorded during the fourth quarter of our fiscal year. The increased sales within Europe and Latin America were due to strong growth in our women’s hair care products. Net sales of portable lighting products for Fiscal 2009 decreased to $80 million as compared to sales of $100 million for Fiscal 2008. The portable lighting product sales decrease was driven by unfavorable foreign exchange impact of $5 million, coupled with declines in sales in North America, Europe and Latin America of $9 million, $3 million and $2 million, respectively. The decrease across all regions was driven by softness in the portable lighting products category as a result of the global economic slowdown.
Segment profitability in Fiscal 2009 increased slightly to $165 million from $163 million in Fiscal 2008. Segment profitability as a percentage of net sales increased to 12.4% in Fiscal 2009 as compared with 10.9% in Fiscal 2008. The increase in segment profitability during Fiscal 2009 was primarily the result of cost savings from the Ningbo Exit Plan and our global realignment announced in January 2007. See “Restructuring and Related Charges” below, as well as Note 15, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges. Tempering the increase in segment profitability were decreased sales during Fiscal 2009 as compared to Fiscal 2008 which was primarily driven by unfavorable foreign exchange and softness in certain product categories due to the global economic slowdown. In addition, as a result of our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with SFAS 141, inventory balances were revalued as of August 30, 2009 resulting in an increase in such Global Batteries & Personal Care inventory balances of $27 million. As a result of the inventory revaluation, Global Batteries & Personal Care recognized $10 million in additional cost of goods sold in Fiscal 2009. The remaining $17 million of the inventory revaluation was recorded during the first quarter of Fiscal 2010. See “Net Sales” above for further discussion on our Fiscal 2009 sales.
Segment assets at September 30, 2009 increased to $1,608 million from $1,183 million at September 30, 2008. The increase is primarily a result of the revaluation impacts of fresh-start reporting. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information related to fresh-start reporting. Partially offsetting this increase in assets was a non-cash impairment charge of certain intangible assets in Fiscal 2009 of $15 million. See Note 3(i), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding this impairment charge and the amount attributable to Global Batteries & Personal Care. Goodwill and intangible assets at September 30, 2009 totaled approximately $909 million and are directly a result of the revaluation impacts of fresh-start reporting. Goodwill and intangible assets at September 30, 2008 total approximately $416 million and primarily relate to the ROV Ltd., VARTA AG, Remington Products Company, L.L.C. (“Remington Products”) and Microlite S.A. (“Microlite”) acquisitions.
Global Pet Supplies

	2009	2008
	(in millions)
Net sales to external customers	$574	$599
Segment profit	$65	$69
Segment profit as a % of net sales	11.3%	11.5%
Assets as of September 30,	$867	$700
Segment net sales to external customers in Fiscal 2009 decreased to $574 million from $599 million in Fiscal 2008, representing a decrease of $25 million, or 4%. Unfavorable foreign currency exchange translation impacted net sales in Fiscal 2009 compared to Fiscal 2008 by approximately $11 million. Worldwide aquatic sales for Fiscal 2009 decreased to $360 million when compared to sales of $398 million in Fiscal 2008. The decrease in worldwide aquatic sales was a result of unfavorable foreign exchange impacts of $11 million coupled with declines of $14 million, $10 million and $3 million in the United States, Europe and the Pacific Rim, respectively. The declines in the U.S. were a result of decreased sales of large equipment, primarily aquariums, due to the slowdown in economic conditions. The declines in Europe were due to inventory de-stocking at retailers and the poor weather season, which impacted our outdoor pond product sales. The declines the Pacific Rim were as a result of the slowdown in economic conditions. Companion animal net sales increased to $214 million in Fiscal 2009 compared to $201 million in Fiscal 2008, an increase of $13 million, or 6%. We continued to see strong growth, and foresee further growth in Fiscal 2010, in companion animal related product sales in the U.S., driven by our Dingo brand dog treats, coupled with increased volume in Europe and the Pacific Rim associated with the continued introductions of companion animal products.
Segment profitability in Fiscal 2009 decreased slightly to $65 million from $69 million in Fiscal 2008. Segment profitability as a percentage of sales in Fiscal 2009 also decreased slightly to 11.3% from 11.5% during Fiscal 2008. This decrease in segment profitability and profitability margin was primarily due to decreased sales, as discussed above, coupled with increases in cost of goods sold driven by higher input costs, which negatively impacted margins, as price increases lagged behind such cost increases. Tempering the decrease in profitability and profitability margin were lower operating expenses, principally selling related expenses. In addition, as a result of our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with SFAS 141, inventory balances were revalued as of August 30, 2009 resulting in an increase in such Global Pet Supplies inventory balances of $19 million. As a result of the inventory revaluation, Global Pet Supplies recognized $5 million in additional cost of goods sold in Fiscal 2009. The remaining $14 million of the inventory revaluation was recorded during the first quarter of Fiscal 2010.
Segment assets as of September 30, 2009 increased to $867 million from $700 million at September 30, 2008. The increase is primarily a result of the revaluation impacts of fresh-start reporting. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for more information related to fresh-start reporting. Partially offsetting this increase in assets was a non-cash impairment charge of certain intangible assets in Fiscal 2009 of $19 million. See Note 3(i), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding this impairment charge and the amount attributable to Global Pet Supplies. Goodwill and intangible assets as of September 30, 2009 total approximately $618 million and are directly a result of the revaluation impacts of fresh-start reporting. Goodwill and intangible assets as of September 30, 2008 total approximately $447 million and primarily relate to the acquisitions of Tetra and the United Pet Group division of United.
Home and Garden Business

	2009	2008
	(in millions)
Net sales to external customers	$322	$334
Segment profit	$42	$29
Segment profit as a % of net sales	13.0%	8.7%
Assets as of September 30,	$504	$290
Segment net sales to external customers of home and garden control products during Fiscal 2009 versus Fiscal 2008 decreased $12 million, or 4%, primarily due to our retail customers managing their inventory levels to unprecedented low levels, combined with such retailers ending their outdoor lawn and garden control season six weeks early as compared to prior year seasons and our decision to exit certain unprofitable or marginally profitable products. This decrease in sales within lawn and garden control products were partially offset by increased sales of household insect control products, driven by increased sales to a major customer.
Segment profitability in Fiscal 2009 increased to $42 million from $29 million in Fiscal 2008. Segment profitability as a percentage of sales in Fiscal 2009 increased to 13.0% from 8.7% in Fiscal 2008. The increase in segment profit for Fiscal 2009 was the result of declining commodity costs associated with our lawn and garden control products and the non-recurrence of a charge incurred during Fiscal 2008 of approximately $11 million that related to depreciation and amortization expense related to Fiscal 2007. From October 1, 2006 through December 30, 2007, the Home and Garden Business was designated as discontinued operations. In accordance with generally excepted accounting principles, while designated as discontinued operations we ceased recording depreciation and amortization expense associated with the assets of this business. As a result of our reclassification of that business to a continuing operation we recorded a catch-up of depreciation and amortization expense, which totaled $14 million, for the five quarters during which this business was designated as discontinued operations. In addition, as a result of our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with SFAS 141, inventory balances were revalued as of August 30, 2009 resulting in an increase in such Home and Garden inventory balances of $3 million. As a result of the inventory revaluation, Home and Garden recognized $1 million in additional cost of goods sold in Fiscal 2009. The remaining $2 million of the inventory revaluation was recorded during the first quarter of Fiscal 2010.
Segment assets as of September 30, 2009 increased to $504 million from $290 million at September 30, 2008. The increase is primarily a result of the revaluation impacts of fresh-start reporting. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for more information related to fresh-start reporting. Goodwill and intangible assets as of September 30, 2009 total approximately $419 million and are directly a result of the revaluation impacts of fresh-start reporting. Intangible assets as of September 30, 2008 total approximately $115 million and primarily relate to the acquisition of the United Industries division of United.
Corporate Expense. Our corporate expense in Fiscal 2009 decreased to $34 million from $45 million in Fiscal 2008. Our corporate expense as a percentage of consolidated net sales in Fiscal 2009 decreased to 1.5% from 1.9%. The decrease in expense is partially a result of the non-recurrence of a $9 million charge incurred in Fiscal 2008 to write off professional fees incurred in connection with the termination of substantive negotiations with a potential purchaser of our Global Pet Supplies business.

Restructuring and Related Charges. See Note 14, Restructuring and Related Charges of Notes to Consolidated Financial Statements, included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.
The following table summarizes all restructuring and related charges we incurred in 2009 and 2008 (in millions):

	2009	2008
Costs included in cost of goods sold:
United & Tetra integration:
Other associated costs	—	0.3
European initiatives:
Termination benefits	—	(0.8)
Other associated costs	—	0.1
Latin America initiatives:
Termination benefits	0.2	—
Other associated costs	—	0.3
Global Realignment initiatives:
Termination benefits	0.3	0.1
Other associated costs	0.9	0.1
Ningbo Exit Plan:
Termination benefits	0.9	1.2
Other associated costs	8.6	15.2
Global Cost Reduction Initiatives:
Termination benefits	0.2	—
Other associated costs	2.3	—

Total included in cost of goods sold	$13.4	$16.5

Costs included in operating expenses:
United & Tetra integration:
Termination benefits	$2.3	$2.0
Other associated costs	0.3	0.9
Latin America initiatives:
Termination benefits	—	0.1
Global Realignment:
Termination benefits	7.1	12.3
Other associated costs	3.5	7.5
Ningbo Exit Plan:
Other associated costs	1.3	—
Global Cost Reduction Initiatives:
Termination benefits	6.6	—
Other associated costs	11.3	—

Total included in operating expenses	$32.4	$22.8

Total restructuring and related charges	$45.8	$39.3

In connection with the acquisitions of United and Tetra in Fiscal 2005, we implemented a series of initiatives to optimize the global resources of the combined companies. These initiatives included: integrating all of United’s home and garden administrative services, sales and customer service functions into our operations in Madison, Wisconsin; converting all information systems to SAP; consolidating United’s home and garden manufacturing and distribution locations in North America; rationalizing the North America supply chain; and consolidating administrative, manufacturing and distribution facilities at our Global Pet Supplies business. In addition, certain corporate functions were shifted to our global headquarters in Atlanta, Georgia. We have recorded approximately $(1) million of restructuring and related charges during Fiscal 2009, to adjust prior estimates and eliminate the accrual, and no charges during Fiscal 2008.
Effective October 1, 2006, we suspended initiatives to integrate the activities of the Home and Garden Business into our operations in Madison, Wisconsin. We recorded $1 million of restructuring and related charges during Fiscal 2009 and de minimis restructuring and related charges in Fiscal 2008 in connection with the integration of the United home and garden business.
Integration activities within Global Pet Supplies were substantially complete as of September 30, 2007. Global Pet Supplies integration activities consisted primarily of the rationalization of manufacturing facilities and the optimization of our distribution network. As a result of these integration initiatives, two pet supplies facilities were closed in 2005, one in Brea, California and the other in Hazleton,

Pennsylvania, one pet supply facility was closed in 2006, in Hauppauge, New York and one pet supply facility was closed in 2007 in Moorpark, California. We recorded approximately $2 million and $3 million of pretax restructuring and related charges during Fiscal 2009 and Fiscal 2008, respectively.
We have implemented a series of initiatives in the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize our manufacturing structure (the “European Initiatives”). In connection with the European Initiatives, which are substantially complete, we implemented a series of initiatives within the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize our manufacturing structure. These initiatives include the relocation of certain operations at our Ellwangen, Germany packaging center to our Dischingen, Germany battery plant, transferring private label battery production at our Dischingen, Germany battery plant to our manufacturing facility in China and restructuring Europe’s sales, marketing and support functions. In connection with the European Initiatives, we recorded de minimis pretax restructuring and related charges in Fiscal 2009 and approximately $(1) million in pretax restructuring and related charges, representing the true-up of reserve balances, during Fiscal 2008.
We have implemented a series of initiatives within our Global Batteries & Personal Care business segment in Latin America to reduce operating costs (the “Latin American Initiatives”). In connection with the Latin American Initiatives, which are substantially complete, we implemented a series of initiatives within the Global Batteries & Personal Care segment in Latin America to reduce operating costs. The initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. We recorded de minimis pretax restructuring and related charges during both Fiscal 2009 and Fiscal 2008 in connection with the Latin American Initiatives.
In Fiscal 2007, we began managing our business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care, Global Pet Supplies and the Home and Garden Business. As part of this realignment, our global operations organization, which had previously been included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. See also Note 12, Segment Results, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional discussion on the realignment of our operating segments. In connection with these changes we undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). We recorded approximately $11 million and $20 million of pretax restructuring and related charges during Fiscal 2009 and Fiscal 2008, respectively, in connection with the Global Realignment Initiatives. Costs associated with these initiatives relate primarily to severance.
During Fiscal 2008, we implemented an initiative within the Global Batteries & Personal Care segment to reduce operating costs and rationalize our manufacturing structure. These initiatives, which are substantially complete, include the exit of our battery manufacturing facility in Ningbo Baowang China (“Ningbo”) (the “Ningbo Exit Plan”).
During Fiscal 2009, we implemented a series of initiatives within the Global Batteries & Personal Care segment and the Global Pet Supplies segment to reduce operating costs as well as evaluate our opportunities to improve our capital structure (the “Global Cost Reduction Initiatives”). These initiatives include headcount reductions within all our segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies segment. These initiatives also included consultation, legal and accounting fees related to the evaluation of our capital structure.
Goodwill and Intangibles Impairment. ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2009 and 2008, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, we recorded a non-cash pretax impairment charge of $34 million and $861 million in Fiscal 2009 and Fiscal 2008, respectively. The $34 million non-cash pretax impairment charge incurred in Fiscal 2009 reflects trade name intangible asset impairments of the following: $18 million related to Global Pet Supplies; $15 million related to the Global Batteries and Personal Care segment; and $1 million related to the Home and Garden Business. The $861 million non-cash pretax impairment charge incurred in Fiscal 2008 reflects $602 million related to the impairment of goodwill and $265 million related to the impairment of trade name intangible assets. Of the $602 million goodwill impairment; $426 million was associated with our Global Pet Supplies segment, $160 million was associated with the Home and Garden Business and $16 million was associated with our Global Batteries and Personal Care segment. Of the $265 million trade name intangible assets impairment; $98 million was within our Global Pet Supplies segment, $86 million was within our Global Batteries and Personal Care segment and $81 million was within the Home and Garden segment. See Note 3(i), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on these impairment charges.
Interest Expense. Interest expense in Fiscal 2009 decreased to $190 million from $229 million in Fiscal 2008. The decrease in Fiscal 2009 is primarily due to ceasing the accrual of interest on Old Spectrum’s Senior Subordinated Notes, partially offset by the accrual of the default interest on our U.S. Dollar Term B Loan and Euro facility and ineffectiveness related to interest rate derivative contracts. Contractual interest not accrued on the Senior Subordinated Notes during Fiscal 2009 was $56 million. See Liquidity and Capital Resources—Debt Financing Activities and Note 8, Debt, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our outstanding debt.

Reorganization Items. During Fiscal 2009, Old Spectrum, in connection with our reorganization under Chapter 11 of the Bankruptcy Code, recorded Reorganization items expense (income), net, which represents a gain of approximately $(1,143) million. Reorganization items expense (income), net included the following: (i) gain on cancellation of debt of $(147) million; (ii) gains in connection with fresh-start reporting adjustments of $(1,088) million; (iii) legal and professional fees of $75 million; (iv) write off deferred financing costs related to the Senior Subordinated Notes of $11 million; and (v) a provision for rejected leases of $6 million. During Fiscal 2009, New Spectrum recorded Reorganization items expense (income), net which represents expense of $4 million related to professional fees. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for more information related to our reorganization under Chapter 11 of the Bankruptcy Code.
Income Taxes. Our effective tax rate on losses from continuing operations is approximately 2.0% for Old Spectrum and (256)% for New Spectrum during Fiscal 2009. Our effective tax rate on income from continuing operations was approximately 1.0% for Fiscal 2008. The primary drivers of the change in our effective rate for New Spectrum for Fiscal 2009 as compared to Fiscal 2008 relate to residual income taxes recorded on the actual and deemed distribution of foreign earnings in Fiscal 2009. The change in the valuation allowance related to these dividends was recorded against goodwill as an adjustment for release of valuation allowance. The primary drivers for Fiscal 2008 include tax expense recorded for an increase in the valuation allowance associated with our net U.S. deferred tax asset and the tax impact of the impairment charges.
As of September 30, 2009, we had U.S. federal and state net operating loss carryforwards of approximately $598 and $643 million, respectively, which will expire between 2010 and 2029, and we have foreign net operating loss carryforwards of approximately $138 million, which will expire beginning in 2010. Certain of the foreign net operating losses have indefinite carryforward periods. As of September 30, 2008 we had U.S. federal, foreign and state net operating loss carryforwards of approximately $960, $854 and $142 million, respectively, which, at that time, were scheduled to expire between 2009 and 2028. Certain of the foreign net operating losses have indefinite carryforward periods. We are subject to an annual limitation on the use of our net operating losses that arose prior to its emergence from bankruptcy. We have had multiple changes of ownership, as defined under Internal Revenue Code (“IRC”) Section 382, that subject us to U.S. federal and state net operating losses and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of our stock (as defined for tax purposes) on the date of the ownership change, our net unrealized built in gain position on that date, the occurrence of realized built in gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes) if any. Based on these factors, we project that $149 million of the total U.S. federal and $311 million of the state net operating loss will expire unused. We have provided a full valuation allowance against the deferred tax asset.
We recognized income tax expense of approximately $124 million related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the period from October 1, 2008 through August 30, 2009. This adjustment, net of a change in valuation allowance is embedded in Reorganization items expense (income), net. We intend to reduce our net operating loss carryforwards for any cancellation of debt income in accordance with IRC Section 108 that arises from our emergence from Chapter 11 of the Bankruptcy Code under IRC Section 382 (1)(6).
The ultimate realization of our deferred tax assets depends on our ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. We establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact our ability to project future income. ASC 740 requires the establishment of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with ASC 740, we periodically assess the likelihood that our deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. In 2009, Old Spectrum recorded a reduction in the valuation allowance against the U.S. net deferred tax asset exclusive of indefinite lived intangible assets primarily as a result of utilizing net operating losses to offset the gain on settlement of liabilities subject to compromise and the impact of the fresh start reporting adjustments. New Spectrum recorded a reduction in the domestic valuation allowance of $47 million as a reduction to goodwill as a result of the recognition of pre-fresh start deferred tax assets to offset New Spectrum income. Our total valuation allowance established for the tax benefit of deferred tax assets that may not be realized was approximately $133 million at September 30, 2009. Of this amount, approximately $109 million relates to U.S. net deferred tax assets and approximately $24 million related to foreign net deferred tax assets. We recorded a non-cash deferred income tax charge of approximately $257 million related to a valuation allowance against U.S. net deferred tax assets during Fiscal 2008. Included in the total is a non-cash deferred income tax charge of approximately $4 million related to an increase in the valuation allowance against our net deferred tax assets in China in connection with the Ningbo Exit Plan. We also determined that a valuation allowance was no longer required in Brazil and thus recorded a $31 million benefit to reverse the valuation allowance previously established. Our total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, was approximately $496 million at September 30, 2008. Of this amount, approximately $468 million related to U.S. net deferred tax assets and approximately $28 million related to foreign net deferred tax assets.
ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2009 and Fiscal 2008, we recorded non- cash pretax impairment charges of approximately $34 million and $861 million, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of approximately $13 million and $143 million, respectively. See “Goodwill and Intangibles Impairment” above, as well as Note 3(c), Significant Accounting Policies and Practices—

Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding these non-cash impairment charges.
ASC 740, which clarifies the accounting for uncertainty in tax positions, requires that we recognize in our financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. We adopted this provision on October 1, 2007. As a result of the adoption, we recognized no cumulative effect adjustment. As of September 30, 2009, August 30, 2009 and September 30, 2008, the total amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate in future periods is $8 million, $8 million and $7 million, respectively. See Note 8, Income Taxes, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information.
Discontinued Operations. On November 5, 2008, the board of directors of Old Spectrum committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business during Fiscal 2009. We believe the shutdown is consistent with what we have done in other areas of our business to eliminate unprofitable products from our portfolio. We completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on the disposal of the growing products portion of the Home and Garden Business. The following amounts related to the growing products portion of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2009 and Fiscal 2008, respectively (in millions):

	2009	2008
Net sales	$31.3	$261.4

Loss from discontinued operations before income taxes	$(90.9)	$(27.1)
Provision for income tax benefit	(4.5)	(2.1)

Loss from discontinued operations, net of tax	$(86.4)	$(25.0)

In accordance with ASC 360, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, we recorded a non-cash pretax charge of $6 million in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business.
On November 1, 2007, we sold the Canadian division of the Home and Garden Business, which operated under the name Nu-Gro, to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. Cash proceeds received at closing, net of selling expenses, totaled approximately $15 million and was used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in our Consolidated Statements of Cash Flows included in this Annual Report on Form 10-K. On February 5, 2008, we finalized the contractual working capital adjustment in connection with this sale which increased our received proceeds by approximately $1 million. As a result of the finalization of the contractual working capital adjustments we recorded a loss on disposal of approximately $1 million, net of tax benefit. Accordingly, the presentation herein of the results of continuing operations excludes the Canadian division of the Home and Garden Business for all periods presented. See Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on the sale of the Canadian division of the Home and Garden Business.
The following amounts related to the Canadian division of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2008:

2008(A)
Net sales	$4.7

Loss from discontinued operations before income taxes	$(1.9)
Provision for income tax benefit	(0.7)

Loss from discontinued operations, net of tax	$(1.2)

(A)	Fiscal 2008 represents results from discontinued operations from October 1, 2007 through November 1, 2007, the date of sale. Included in the Fiscal 2008 loss is a loss on disposal of approximately $1 million, net of tax benefit.
Liquidity and Capital Resources
Operating Activities. Net cash provided by operating activities was $57 million during Fiscal 2010 compared to $77 million during Fiscal 2009. Cash provided by operating activities from continuing operations was $69 million during Fiscal 2010 compared to $98 million during Fiscal 2009. The $29 million decrease in cash provided by operating activities was primarily due to payments of $47 million related to professional fees from our Bankruptcy Filing and $25 million of payments related to the Merger. This was partially offset by an increase in income from continuing operations after adjusting for non-cash items of $40 million in Fiscal 2010 compared to Fiscal 2009. Cash used by operating activities from discontinued operations was $11 million in Fiscal 2010 compared to a use of $22 million in Fiscal 2009. The operating activities of discontinued operations were related to the growing products portion of the Home and Garden Business. See “Discontinued Operations,” above, as well as Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on the disposal of the growing products portion of the Home and Garden Business.
We expect to fund our cash requirements, including capital expenditures, interest and principal payments due in Fiscal 2010 through a combination of cash on hand and cash flows from operations and available borrowings under our ABL Revolving Credit Facility. Going forward our ability to satisfy financial and other covenants in our senior credit agreements and senior subordinated indenture and to make scheduled payments or prepayments on our debt and other financial obligations will depend on our future financial and operating performance. There can be no assurances that our business will generate sufficient cash flows from operations or that future borrowings under the ABL Revolving Credit Facility will be available in an amount sufficient to satisfy our debt maturities or to fund our other liquidity needs. In addition, the current economic crisis could have a further negative impact on our financial position, results of operations or cash flows. See Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, for further discussion of the risks associated with our ability to service all of our existing indebtedness, our ability to maintain compliance with financial and other covenants related to our indebtedness and the impact of the current economic crisis.
Investing Activities. Net cash used by investing activities was $43 million for Fiscal 2010. For Fiscal 2009 investing activities used cash of $20 million. The $23 million increase in cash used in Fiscal 2010 was primarily due to a $30 million increase of capital expenditures during Fiscal 2010 and payments related to the Russell Hobbs Merger, net of cash acquired from Russell Hobbs. These items were partially offset by $9 million of cash paid in Fiscal 2009 related to performance fees from the Microlite acquisition.
Debt Financing Activities
In connection with the Merger, we (i) entered into a new senior secured term loan pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of the $750 million Term Loan, (ii) issued $750 million in aggregate principal amount of 9.5% Notes and (iii) entered into the $300 million ABL Revolving Credit Facility. The proceeds from the Senior Secured Facilities were used to repay our then-existing senior term credit facility (the “Prior Term Facility”) and our then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.
The 9.5% Notes and 12% Notes were issued by Spectrum Brands. SB/RH Holdings, LLC, a wholly-owned subsidiary of SB Holdings, and the wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 9.5% Notes. The wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 12% Notes. SB Holdings is not an issuer or guarantor of the 9.5% Notes or the 12% Notes. SB Holdings is also not a borrower or guarantor under the Company’s Term Loan or the ABL Revolving Credit Facility. Spectrum Brands is the borrower under the Term Loan and its wholly owned domestic subsidiaries along with SB/RH Holdings, LLC are the guarantors under that facility. Spectrum Brands and its wholly owned domestic subsidiaries are the borrowers under the ABL Revolving Credit Facility and SB/RH Holdings, LLC is a guarantor of that facility.
Senior Term Credit Facility
The Term Loan has a maturity date of June 16, 2016. Subject to certain mandatory prepayment events, the Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the Term Loan provides for a minimum Eurodollar interest rate floor of 1.5% and interest spreads over market rates of 6.5%.
The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on our ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, we and our domestic subsidiaries have guaranteed their respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of their respective assets to secure such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

The Term Loan was issued at a 2.00% discount and was recorded net of the $15 million amount incurred. The discount will be amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the Senior Credit Agreement. During Fiscal 2010, we recorded $26 million of fees in connection with the Senior Credit Agreement. The fees are classified as Debt issuance costs and will be amortized as an adjustment to interest expense over the remaining life of the Senior Credit Agreement.
At September 30, 2010, the aggregate amount outstanding under the Term Loan totaled $750 million.
At September 30, 2009, the aggregate amount outstanding under the Prior Term Facility totaled a U.S. Dollar equivalent of $1,391 million, consisting of principal amounts of $973 million under the U.S. Dollar Term B Loan, €255 million under the Euro Facility ($372 million at September 30, 2009) as well as letters of credit outstanding under the L/C Facility totaling $46 million.
At September 30, 2010, we were in compliance with all covenants under the Senior Credit Agreement.
9.5% Notes
At September 30, 2010, we had outstanding principal of $750 million under the 9.5% Notes maturing June 15, 2018.
We may redeem all or a part of the 9.5% Notes, upon not less than 30 or more than 60 days notice at specified redemption prices. Further, the indenture governing the 9.5% Notes (the “2018 Indenture”) requires us to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control, as defined in such indenture.
The 2018 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.
In addition, the 2018 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2018 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 9.5% Notes. If any other event of default under the 2018 Indenture occurs and is continuing, the trustee for the 2018 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 9.5% Notes may declare the acceleration of the amounts due under those notes.
At September 30, 2010, we were in compliance with all covenants under the 2018 Indenture.
The 9.5% Notes were issued at a 1.37% discount and were recorded net of the $10 million amount incurred. The discount will be amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the 9.5% Notes. During Fiscal 2010, we recorded $21 million of fees in connection with the issuance of the 9.5% Notes. The fees are classified as Debt issuance costs and will be amortized as an adjustment to interest expense over the remaining life of the 9.5% Notes.
12% Notes
On August 28, 2009, in connection with emergence from the voluntary reorganization under Chapter 11 and pursuant to the Plan, we issued $218 million in aggregate principal amount of 12% Notes maturing August 28, 2019. Semiannually, at our option, we may elect to pay interest on the 12% Notes in cash or as payment in kind, or “PIK”. PIK interest would be added to principal upon the relevant semi-annual interest payment date. Under the Prior Term Facility, we agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods. As a result of the refinancing of the Prior Term Facility we are no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. Effective with the payment date of August 28, 2010 we gave notice to the trustee that the interest payment due February 28, 2011 would be made in cash. During Fiscal 2010, we reclassified $27 million of accrued interest from Other long term liabilities to principal in connection with the PIK provision of the 12% Notes.
We may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes requires us to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control, as defined in such indenture.
At September 30, 2010 and September 30, 2009, we had outstanding principal of $245 million and $218 million, respectively, under the 12% Notes.
The indenture governing the 12% Notes (the “2019 Indenture”), contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes may declare the acceleration of the amounts due under those notes.
At September 30, 2010, we were in compliance with all covenants under the 12% Notes. We, however, are subject to certain limitations as a result of our Fixed Charge Coverage Ratio under the 2019 Indenture being below 2:1. Until the test is satisfied, we and certain of our subsidiaries are limited in our ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. We do not expect our inability to satisfy the Fixed Charge Coverage Ratio test to impair our ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of our existing businesses, although no assurance can be given in this regard.
In connection with the Merger, we obtained the consent of the note holders to certain amendments to the 2019 Indenture (collectively, the “Supplemental Indenture”). The Supplemental Indenture became effective upon the closing of the Merger. Among other things, the Supplemental Indenture amended the definition of change in control to exclude Harbinger Master Fund and Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger Special Fund”) and, together with Harbinger Master Fund, the “HCP Funds”) and Global Opportunities Breakaway Ltd. (together with the HCP Funds, the “Harbinger Parties”), and their affiliates, including Harbinger Group Inc., and increased the Company’s ability to incur indebtedness up to $1,850 million.
During Fiscal 2010 we recorded $3 million of fees in connection with the consent. The fees are classified as Debt issuance costs and will be amortized as an adjustment to interest expense over the remaining life of the 12% Notes effective with the closing of the Merger.
ABL Revolving Credit Facility
The ABL Revolving Credit Facility is governed by a credit agreement (the “ABL Credit Agreement”) with Bank of America as administrative agent (the “Agent”). The ABL Revolving Credit Facility consists of revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein.
The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The proceeds of borrowings under the ABL Revolving Credit Facility are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, for working capital requirements of us and our subsidiaries’, restructuring costs, and other general corporate purposes.
The ABL Revolving Credit Facility carries an interest rate, at our option, which is subject to change based on availability under the facility, of either: (a) the base rate plus currently 2.75% per annum or (b) the reserve- adjusted LIBOR rate (the “Eurodollar Rate”) plus currently 3.75% per annum. No amortization will be required with respect to the ABL Revolving Credit Facility. The ABL Revolving Credit Facility will mature on June 16, 2014.
The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.
At September 30, 2010, we were in compliance with all covenants under the ABL Credit Agreement.
During Fiscal 2010 we recorded $10 million of fees in connection with the ABL Revolving Credit Facility. The fees are classified as Debt issuance costs and will be amortized as an adjustment to interest expense over the remaining life of the ABL Revolving Credit Facility.
As a result of borrowings and payments under the ABL Revolving Credit Facility at September 30, 2010, we had aggregate borrowing availability of approximately $225 million, net of lender reserves of $29 million.
At September 30, 2010, we had an aggregate amount outstanding under the ABL Revolving Credit Facility of $37 million for outstanding letters of credit of $37 million.
At September 30, 2009, we had an aggregate amount outstanding under our then-existing asset based revolving loan facility of $84 million which included a supplemental loan of $45 million and $6 million in outstanding letters of credit.

Interest Payments and Fees
In addition to principal payments on our Senior Credit Facilities, we have annual interest payment obligations of approximately $71 million in the aggregate under our 9.5% Notes and annual interest payment obligations of approximately $29 million in the aggregate under our 12% Notes. We also incur interest on our borrowings under the Senior Credit Facilities and such interest would increase borrowings under the ABL Revolving Credit Facility if cash were not otherwise available for such payments. Interest on the 9.5% Notes and interest on the 12% Notes is payable semi-annually in arrears and interest under the Senior Credit Facilities is payable on various interest payment dates as provided in the Senior Credit Agreement and the ABL Credit Agreement. Interest is payable in cash, except that interest under the 12% Notes is required to be paid by increasing the aggregate principal amount due under the subject notes unless we elect to make such payments in cash. Effective with the payment date of August 28, 2010, we elected to make the semi-annual interest payment scheduled for February 28, 2011 in cash. Thereafter, we may make the semi-annual interest payments for the 12% Notes either in cash or by further increasing the aggregate principal amount due under the notes subject to certain conditions. Based on amounts currently outstanding under the Senior Credit Facilities, and using market interest rates and foreign exchange rates in effect at September 30, 2010, we estimate annual interest payments of approximately $61 million in the aggregate under our Senior Credit Facilities would be required assuming no further principal payments were to occur and excluding any payments associated with outstanding interest rate swaps. We are required to pay certain fees in connection with the Senior Credit Facilities. Such fees include a quarterly commitment fee of up to 0.75% on the unused portion of the ABL Revolving Credit Facility and certain additional fees with respect to the letter of credit subfacility under the ABL Revolving Credit Facility.
Equity Financing Activities. During Fiscal 2010, we granted approximately 0.9 million shares of restricted stock. Of these grants, 0.3 million restricted stock units were granted in conjunction with the Merger and are time-based and vest over a one year period. The remaining 0.6 million shares are restricted stock grants primarily vest over a two year period. The total market value of the restricted shares on the date of the grant was approximately $23 million. During Fiscal 2009, Old Spectrum granted approximately 0.2 million shares of restricted stock. Of these grants, approximately 18% of the shares were time-based and vest on a pro rata basis over a three year period and 82% of the shares were performance-based and vest upon achievement of certain performance goals. All vesting dates were subject to the recipient’s continued employment with us. The total market value of the restricted stock on the date of the grant was approximately $0.1 million which has been recorded as unearned restricted stock compensation. On the Effective Date, all of the existing common stock of Old Spectrum was extinguished and deemed cancelled. Subsequent to September 30, 2009, we granted an aggregate of approximately 0.6 million shares of restricted common stock of New Spectrum to certain employees and non-employee directors. All such shares are subject to time-based vesting. All vesting dates are subject to the recipient’s continued employment, or service as a director, with us.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.
Contractual Obligations & Other Commercial Commitments
Contractual Obligations
The following table summarizes our contractual obligations as of September 30, 2010 and the effect such obligations are expected to have on our liquidity and cash flow in future periods. The table excludes other obligations we have reflected on our Consolidated Statements of Financial Position included in this Annual Report on Form 10-K, such as pension obligations. See Note 10, Employee Benefit Plans, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for a more complete discussion of our employee benefit plans (in millions):

	Contractual Obligations
	Payments due by Fiscal Year
	2011	2012	2013	2014	2015	Thereafter	Total
Debt:
Debt, excluding capital lease obligations	$20	$35	$39	$39	$39	$1,587	$1,759
Capital lease obligations(1)	1	1	1	1	1	7	12

	21	36	40	40	40	1,594	1,771
Operating lease obligations	35	33	27	19	15	49	178

Total Contractual Obligations	$56	$69	$67	$59	$55	$1,643	$1,949

(1)	Capital lease payments due by fiscal year include executory costs and imputed interest not reflected in the Consolidated Statements of Financial Position included in this Annual Report on Form 10-K.

Other Commercial Commitments
The following table summarizes our other commercial commitments as of September 30, 2010, consisting entirely of standby letters of credit that back the performance of certain of our entities under various credit facilities, insurance policies and lease arrangements (in millions):

	Other Commercial Commitments
	Amount of Commitment Expiration by Fiscal Year
	2011	2012	2013	2014	2015	Thereafter	Total
Letters of credit	$48	$2	$—	$—	$—	$3	$53

Total Other Commercial Commitments	$48	$2	$—	$—	$—	$3	$53

Critical Accounting Policies
Our Consolidated Financial Statements included in this Annual Report on Form 10-K have been prepared in accordance with GAAP and fairly present our financial position and results of operations. We believe the following accounting policies are critical to an understanding of our financial statements. The application of these policies requires management’s judgment and estimates in areas that are inherently uncertain.
Valuation of Assets and Asset Impairment
We evaluate certain long-lived assets to be held and used, such as property, plant and equipment and definite-lived intangible assets for impairment based on the expected future cash flows or earnings projections associated with such assets. Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. An asset’s value is deemed impaired if the discounted cash flows or earnings projections generated do not substantiate the carrying value of the asset. The estimation of such amounts requires management’s judgment with respect to revenue and expense growth rates, changes in working capital and selection of an appropriate discount rate, as applicable. The use of different assumptions would increase or decrease discounted future operating cash flows or earnings projections and could, therefore, change impairment determinations.
ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2010, Fiscal 2009 and Fiscal 2008, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, we recorded no impairment charges in Fiscal 2010 and non-cash pretax impairment charges of $34 million and $861 million in Fiscal 2009 and Fiscal 2008, respectively. The $34 million impairment charge incurred in Fiscal 2009 reflects an impairment of trade name intangible assets consisting of the following: (i) $18 million related to the Global Pet Supplies Business; (ii) $15 million related to the Global Batteries and Personal Care segment; and (iii) $1 million related to the Home and Garden Business. The $861 million impairment charge incurred in Fiscal 2008 reflects impaired goodwill of $602 million and impaired trade name intangible assets of $265 million. The $602 million of impaired goodwill consisted of the following: (i) $426 million associated with our Global Pet Supplies reportable segment; (ii) $160 million associated with the Home and Garden Business; and (iii) $16 million related to our Global Batteries & Personal Care reportable segment. The $265 million of impaired trade name intangible assets consisted of the following: (i) $86 million related to our Global Batteries & Personal Care reportable segment; (ii) $98 million related to Global Pet Supplies; and (iii) $81 million related to the Home and Garden Business. Future cash expenditures will not result from these impairment charges.
We used a discounted estimated future cash flows methodology, third party valuations and negotiated sales prices to determine the fair value of our reporting units (goodwill). Fair value of indefinite-lived intangible assets, which represent trade names, was determined using a relief from royalty methodology. Assumptions critical to our fair value estimates were: (i) the present value factors used in determining the fair value of the reporting units and trade names or third party indicated fair values for assets expected to be disposed; (ii) royalty rates used in our trade name valuations; (iii) projected average revenue growth rates used in the reporting unit and trade name models; and (iv) projected long-term growth rates used in the derivation of terminal year values. We also tested fair value for reasonableness by comparison to our total market capitalization, which includes both our equity and debt securities. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances. In light of a sustained decline in market capitalization coupled with the decline of the fair value of our debt securities, we also considered these factors in the Fiscal 2008 annual impairment testing.
In accordance with ASC 740, we establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax-planning strategies, by individual tax jurisdictions. Changes in industry and economic conditions and the competitive environment may impact the accuracy of our projections. In accordance with ASC 740, during each reporting period we assess the likelihood that our deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. As a result of this assessment, during Fiscal 2009 we recorded a reduction in the valuation allowance of approximately $363 million. Of the $363 million total, $314 million was recorded as a non-cash deferred income tax benefit and $49 million as a reduction to goodwill. During Fiscal 2008 we recorded a non-cash deferred income tax charge of approximately $200 million related to increasing the valuation allowance against our net deferred tax assets.

The fair value of our Global Batteries & Personal Care, Global Pet Supplies, Small Appliances and Home and Garden Business reporting units, which are also our segments, exceeded their carry values by 52%, 49%, 13% and 10%, respectively, as of the date of our latest annual impairment testing.
See Note 3(h), Significant Accounting Policies and Practices—Property, Plant and Equipment, Note 3(i), Significant Accounting Policies and Practices—Intangible Assets, Note 5, Property, Plant and Equipment, Note 6, Goodwill and Intangible Assets, Note 8, Income Taxes, and Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for more information about these assets.
Revenue Recognition and Concentration of Credit Risk
We recognize revenue from product sales generally upon delivery to the customer or the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an arrangement exists; the price to the buyer is fixed or determinable; and collectibility is deemed reasonably assured. We are generally not obligated to allow for, and our general policy is not to accept, product returns for battery sales. We do accept returns in specific instances related to our electric shaving and grooming, electric personal care, home and garden, small appliances and pet supply products. The provision for customer returns is based on historical sales and returns and other relevant information. We estimate and accrue the cost of returns, which are treated as a reduction of net sales.
We enter into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from us based on the level of their purchases, which require us to estimate and accrue the costs of the promotional programs. These costs are generally treated as a reduction of net sales.
We also enter into promotional arrangements that target the ultimate consumer. Such arrangements are treated as either a reduction of net sales or an increase in cost of sales, based on the type of promotional program. The income statement presentation of our promotional arrangements complies with ASC Topic 605: “ Revenue Recognition .” Cash consideration, or an equivalent thereto, given to a customer is generally classified as a reduction of net sales. If we provide a customer anything other than cash, the cost of the consideration is classified as an expense and included in cost of sales.
For all types of promotional arrangements and programs, we monitor our commitments and use statistical measures and past experience to determine the amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of our customer-related promotional arrangements and programs are tailored to each customer and are generally documented through written contracts, correspondence or other communications with the individual customers.
We also enter into various arrangements, primarily with retail customers, which require us to make an upfront cash, or “slotting” payment, to secure the right to distribute through such customer. We capitalize slotting payments, provided the payments are supported by a time or volume based arrangement with the retailer, and amortize the associated payment over the appropriate time or volume based term of the arrangement. The amortization of slotting payments is treated as a reduction in net sales and a corresponding asset is reported in Deferred charges and other in our Consolidated Statements of Financial Position included in this Annual Report on Form 10-K.
Our trade receivables subject us to credit risk which is evaluated based on changing economic, political and specific customer conditions. We assess these risks and make provisions for collectibility based on our best estimate of the risks presented and information available at the date of the financial statements. The use of different assumptions may change our estimate of collectibility. We extend credit to our customers based upon an evaluation of the customer’s financial condition and credit history and generally do not require collateral. Our credit terms generally range between 30 and 90 days from invoice date, depending upon the evaluation of the customer’s financial condition and history. We monitor our customers’ credit and financial condition in order to assess whether the economic conditions have changed and adjust our credit policies with respect to any individual customer as we determine appropriate. These adjustments may include, but are not limited to, restricting shipments to customers, reducing credit limits, shortening credit terms, requiring cash payments in advance of shipment or securing credit insurance.
See Note 3(b), Significant Accounting Policies and Practices—Revenue Recognition, Note 3(c), Significant Accounting Policies and Practices—Use of Estimates and Note 3(e), Significant Accounting Policies and Practices—Concentrations of Credit Risk and Major Customers and Employees, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for more information about our revenue recognition and credit policies.
Pensions
Our accounting for pension benefits is primarily based on a discount rate, expected and actual return on plan assets and other assumptions made by management, and is impacted by outside factors such as equity and fixed income market performance. Pension liability is principally the estimated present value of future benefits, net of plan assets. In calculating the estimated present value of future benefits, net of plan assets, we used discount rates of 4.2 to 13.6% in Fiscal 2010 and 5.0 to 11.8% in Fiscal 2009. In adjusting the discount rates from Fiscal 2009 to 2010, we considered the change in the general market interest rates of debt and solicited the advice of our actuary. We believe the discount rates used are reflective of the rates at which the pension benefits could be effectively settled.
Pension expense is principally the sum of interest and service cost of the plan, less the expected return on plan assets and the amortization of the difference between our assumptions and actual experience. The expected return on plan assets is calculated by applying an assumed rate of return to the fair value of plan assets. We used expected returns on plan assets of 4.5% to 7.8% in Fiscal 2010 and 4.5% to 8.0% in Fiscal 2009. Based on the advice of our independent actuary, we believe the expected rates of return are reflective of the long-term average rate of earnings expected on the funds invested. If such expected returns were overstated, it would ultimately increase future pension expense. Similarly, an understatement of the expected return would ultimately decrease future pension expense. If plan assets decline due to poor performance by the markets and/or interest rate declines our pension liability will increase, ultimately increasing future pension expense.
See Note 10, Employee Benefit Plans, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for a more complete discussion of our employee benefit plans.
Restructuring and Related Charges
Restructuring charges are recognized and measured according to the provisions of ASC Topic 420: “Exit or Disposal Cost Obligations,” (“ASC 420”). Under ASC 420, restructuring charges include, but are not limited to, termination and related costs consisting primarily of severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by us, include, but are not limited to, other costs directly associated with exit and integration activities, including impairment of property and other assets, departmental costs of full-time incremental integration employees, and any other items related to the exit or integration activities. Costs for such activities are estimated by us after evaluating detailed analyses of the cost to be incurred. We present restructuring and related charges on a combined basis.
Liabilities from restructuring and related charges are recorded for estimated costs of facility closures, significant organizational adjustment and measures undertaken by management to exit certain activities. Costs for such activities are estimated by management after evaluating detailed analyses of the cost to be incurred. Such liabilities could include amounts for items such as severance costs and related benefits (including settlements of pension plans), impairment of property and equipment and other current or long term assets, lease termination payments and any other items directly related to the exit activities. While the actions are carried out as expeditiously as possible, restructuring and related charges are estimates. Changes in estimates resulting in an increase to or a reversal of a previously recorded liability may be required as management executes a restructuring plan.
We report restructuring and related charges associated with manufacturing and related initiatives in cost of goods sold. Restructuring and related charges reflected in cost of goods sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives and other costs directly related to the restructuring initiatives implemented.
We report restructuring and related charges associated with administrative functions in operating expenses, such as initiatives impacting sales, marketing, distribution or other non-manufacturing related functions. Restructuring and related charges reflected in operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the administrative functions and other costs directly related to the initiatives implemented.
The costs of plans to (i) exit an activity of an acquired company, (ii) involuntarily terminate employees of an acquired company or (iii) relocate employees of an acquired company are measured and recorded in accordance with the provisions of the ASC 805. Under ASC 805, if certain conditions are met, such costs are recognized as a liability assumed as of the consummation date of the purchase business combination and included in the allocation of the acquisition cost. Costs related to terminated activities or employees of the acquired company that do not meet the conditions prescribed in ASC 805 are treated as restructuring and related charges and expensed as incurred.
See Note 14, Restructuring and Related Charges, of Notes to the Consolidated Financial Statements included in this Annual Report on Form 10-K for a more complete discussion of our restructuring initiatives and related costs.
Loss Contingencies
Loss contingencies are recorded as liabilities when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The outcome of existing litigation, the impact of environmental matters and pending or potential examinations by various taxing authorities are examples of situations evaluated as loss contingencies. Estimating the probability and magnitude of losses is often dependent upon management’s judgment of potential actions by third parties and regulators. It is possible that changes in estimates or an increased probability of an unfavorable outcome could materially affect our business, financial condition or results of operations.
See further discussion in Item 3, Legal Proceedings, and Note 12, Commitments and Contingencies, of Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Other Significant Accounting Policies
Other significant accounting policies, primarily those with lower levels of uncertainty than those discussed above, are also critical to understanding the Consolidated Financial Statements included in this Annual Report on Form 10-K. The Notes to the Consolidated Financial Statements included in this Annual Report on Form 10-K contain additional information related to our accounting policies, including recent accounting pronouncements, and should be read in conjunction with this discussion.